Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELIZA HOLDING CORP.,

HMS HOLDINGS CORP.,

ECHO ACQUISITION SUB, INC.

AND

PARTHENON INVESTORS III, L.P.
(solely in its capacity as Representative hereunder)

DATED March 10, 2017

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Section 8.11	Legal Representation	58
Section 8.12	Notices	59

ANNEXES

Annex A	Stockholders and Option Holders
Annex B	Permitted Liens Schedule
Annex C	Working Capital Schedule

EXHIBITS

Exhibit 1	Form of Escrow Agreement
Exhibit 2	R&W Policy Conditional Binder
Exhibit 3	Form of Company Merger Certificate
Exhibit 4	Form of Letter of Transmittal
Exhibit 5	Form of Option Cancelation Acknowledgement
Exhibit 6	Board Resolutions Re: 401(k) Termination
Exhibit 7	Advisory Services Agreement Termination Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is dated as of March 10, 2017 by and among HMS Holdings Corp., a Delaware corporation ("Parent"), Echo Acquisition Sub, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), Eliza Holding Corp., a Delaware corporation (the "Company"), and Parthenon Investors III, L.P., a Delaware limited partnership, solely in its capacity as Representative of the Equityholders ("Representative"). Each of Parent, Merger Sub and the Company is referred to herein as a "Party."

RECITALS

Parent desires to acquire the Company and has formed Merger Sub which is to be merged with and into the Company with the Company continuing as the Surviving Corporation ("Merger").

Each of the respective board of directors of Parent, Merger Sub and the Company has (i) determined that the entry into, and terms of, this Agreement and the transactions contemplated hereby are advisable and in the best interest of Parent, Merger Sub, the Company and their respective stockholders and (ii) approved, in all respects, this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein (collectively, the "Board Actions").

Immediately prior to the consummation of the Merger, Eliza SPV LLC ("SPV"), a Delaware limited liability company and holder of 75,726 Shares ("SPV Shares"), 2,095 shares of Series A 7.5% Redeemable Preferred Stock of the Company ("Series A Shares") and 30,000 shares of Series B Convertible Preferred Stock of the Company ("Series B Shares"), will merge with and into the Company (the "SPV Merger") pursuant to an Agreement and Plan of Merger to be entered into by and between SPV and the Company (the "SPV Merger Agreement"), whereby (i) the Company will continue as the surviving corporation and (ii) all of the SPV Shares, Series A Shares and Series B Shares will be cancelled in exchange for cash and Shares newly issued to the members of SPV.

The board of directors of each of the Company and Merger Sub have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with the General Corporation Law of the State of Delaware ("DGCL") and, substantially concurrently with the execution and delivery hereof, stockholders of the Company representing 94.0% or more of the shares of common stock of the Company entitled to vote (including Series B Shares voting on an as-converted basis) have, by written consent under Section 228 of the DGCL and the organizational documents of the Company, adopted this Agreement and the SPV Merger Agreement with the same force and effect as if such actions had been taken at a duly called and held meeting of the stockholders of the Company authorized to vote and to take such actions, which consent has been certified and delivered to Parent ("Stockholder Approval"). The members of SPV have approved the SPV Merger Agreement and the SPV Merger.

AGREEMENT

Now, therefore, in consideration of the foregoing and of the representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and Representative, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1             Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below.

"2015 Audited Financial Statements" means the audited consolidated balance sheet as of December 31, 2015 and the related consolidated statements of operations, consolidated statements of redeemable and convertible preferred stock and stockholders' equity and consolidated statements of cash flows of the Company Group for the fiscal year then ended.

"2016 Unaudited Financial Statements" means the Latest Balance Sheet and the related consolidated statements of operations, consolidated statements of redeemable and convertible preferred stock and stockholders' equity and consolidated statements of cash flows of the Company Group for the fiscal year then ended.

"Acquisition Date" means June 22, 2011.

"Action" means any legal claim, cause of action, complaint, demand, litigation, suit, arbitration, legal proceeding (whether civil, criminal, administrative or appellate proceeding) or hearing heard by or before or brought under the direction of any Governmental Entity.

"Adjustment Escrow Amount" means $750,000 to be held by Escrow Agent solely for the purpose of satisfying any amounts payable to Parent pursuant to Section 2.5(e).

"Adjustment Time" means 12:01 a.m. Eastern Time on the Closing Date.

"Advisory Services Agreement" means that certain Advisory Services Agreement, dated as of June 22, 2011, by and among the Company, Eliza Corp., PCP, L.P. and SPV, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder.

"Affiliate" of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; provided that, in no event shall (i) the Company or either Company Subsidiary be considered an Affiliate of any portfolio company of any investment fund affiliated with or managed by PCP, L.P. or (ii) any portfolio company of any investment fund affiliated with PCP, L.P. be considered an Affiliate of the Company or either Company Subsidiary.

"Agents" of any Person means such Person's directors, managers, officers, employees, agents, accountants, attorneys, consultants, professional advisors or other representatives.

"Aggregate Exercise Price" means the aggregate Exercise Price for all Shares issuable upon the exercise of all Vested Options.

"Ancillary Documents" means the Escrow Agreement, the SPV Merger Agreement and the Advisory Services Agreement Termination Agreement.

"Ancillary IP Rights" means all of the following with respect to any Intellectual Property: (a) income, royalties, damages, and payments due or payable (including damages and payments for past or future infringements, misappropriations, or other violations thereof); (b) rights to sue for past, present and future infringements, misappropriations, or other violations thereof; (c) corresponding rights that, now or hereafter, may be secured throughout the world; and (d) copies and tangible embodiments of any such Intellectual Property.

"Antitrust Authorities" means the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, the attorneys general of the several states of the U.S. and any other Governmental Entity, including foreign Governmental Entities, having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

"Antitrust Laws" means the U.S. Sherman Act, the U.S. Clayton Act, the HSR Act, the U.S. Federal Trade Commission Act, and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines and other Laws designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

"Business" means the business of developing, selling and servicing (a) any products or services offered by the Company or the Company Subsidiaries on or prior to the Closing Date; (b) any products or services in development by the Company or the Company Subsidiaries on or prior to the Closing Date; and (c) any products or services derived or based, in whole or in part, on the products or services referenced in the foregoing clauses (a) and (b).

"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

"Cap" means $850,000.

"Cash" means all cash and cash equivalents of the Company Group as of the Adjustment Time and determined in accordance with the Company Accounting Principles. For purposes of clarity, Cash shall, without duplication, (i) include inbound wires in transit and checks deposited by the Company Group but not yet cleared; and (ii) exclude outbound wires in transit and checks issued by the Company Group but not yet cleared, in each case, prior to the Adjustment Time and to the extent not included as a current liability in Working Capital. For the avoidance of doubt, Cash shall not include any amounts to be paid on the Closing Date by the Company Group in the SPV Merger to the extent not included as a current liability in Working Capital.

"Closing Merger Consideration" means an aggregate amount equal to (i) the Initial Purchase Price, (ii) minus the Expense Holdback Amount, (iii) minus the Adjustment Escrow Amount, (iv) minus the Indemnity Escrow Amount, (v) solely to the extent the matter set forth on Schedule 6.2(a) is not resolved and all claims related thereto satisfied or released prior to the Closing, minus the Special Indemnity Escrow Amount.

"Closing Per Share Merger Consideration" means (i) the sum of (x) the Closing Merger Consideration and (y) the Aggregate Exercise Price divided by (ii) the sum of (x) the aggregate number of Shares outstanding as of immediately prior to the Effective Time and (y) the aggregate number of Shares issuable upon the exercise of all Vested Options.

"Code" means the U.S. Internal Revenue Code of 1986.

"Company Accounting Principles" means GAAP applying the accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodologies, in each case, used by the Company Group in preparation of the Latest Balance Sheet. In addition, the rules, limitations and exceptions to GAAP set forth on the Working Capital Schedule in Annex C shall be applied in determining Estimated Working Capital and Final Working Capital.

"Company Group" means the Company and the Company Subsidiaries and, where applicable, any of the Company or either Company Subsidiary. For purposes of clarity, from and after the Effective Time the Company Group shall mean the Surviving Corporation and its subsidiaries.

"Company IP" means all Intellectual Property that is owned by the Company Group.

"Company Knowledge Parties" means: (i) John Shagoury (Chief Executive Officer); (ii) Lucas Merrow (Chief Technology Officer); (iii) Ralph Perfetto (Chief Analytics Officer); (iv) Mark Beucler (Chief Financial Officer); (v) Paula Reynolds (Vice President of Human Resources); (vi) Chris Couch (Senior Vice President of Service Delivery); (vii) John Puopolo (Senior Vice President of Engineering); (viii) solely with respect to Section 3.17 (Customers and Suppliers), Bill Meehan (Senior Vice President of Sales) and Ian Waters (Senior Vice President of Sales); and (ix) solely with respect to Section 3.14 (Intellectual Property Rights), Kimberly Snow (Director of Compliance, Privacy Officer).

"Company Person" means any of the Company Group, any Affiliate thereof and any director, manager, officer, employee or Agent of any of the foregoing.

"Company Subsidiary" means each of Operating Company and ElizaLive.

"Contracts" means all contracts, agreements (including employment agreements and non-competition agreements), personal property leases, Licenses and to the Knowledge of the Company any other legally binding commitments or undertakings of any nature.

"Data Security Requirements" means the following, in each case to the extent relating to any sensitive or confidential information, including Personal Information, or any matters relating to data privacy, protection, or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal or any Personal Information: (a) applicable Laws (including, for the avoidance of doubt, HIPAA) and any related security breach notification requirements; (b) the Company Group's own respective rules, policies, and procedures; (c) industry standards applicable to the industries in which the Company Group operates; and (d) Contracts to which the Company Group is bound.

"Deal Documents" means this Agreement and any agreement entered into in connection herewith or related hereto (including all prior drafts thereof).

"ElizaLive" means ElizaLive, Inc., a Delaware corporation.

"Enterprise Value" means $170,000,000.

"Environmental Laws" means all applicable Laws concerning pollution or protection of the environment as enacted prior to and in effect as of the date hereof.

"Equityholders" means, collectively, the Stockholders and the Option Holders.

"Escrow Agent" means SunTrust Bank, or any successor escrow agent appointed pursuant to the terms of the Escrow Agreement.

"Escrow Agreement" means the Escrow Agreement to be entered into by Parent, Representative and Escrow Agent at the Closing, substantially in the form attached hereto as Exhibit 1.

"Escrow Amount" means, collectively, the Adjustment Escrow Amount, the Indemnity Escrow Amount and, solely to the extent the matter set forth on Schedule 6.2(a) is not resolved and all claims related thereto satisfied or released prior to the Closing, the Special Indemnity Escrow Amount.

"Exercise Price" means the exercise price per Share of the Shares issuable upon the exercise of each Option, as set forth in the applicable agreement pursuant to which such Option was granted and as reflected opposite each Option as set forth on Schedule 3.3(a)-1.

"Expense Holdback Amount" means $2,500,000 to be held by Representative to satisfy any fees, costs or expenses incurred by Representative in connection with the transactions contemplated hereby and by the Ancillary Documents, including with respect to any dispute over the purchase price adjustment pursuant to Section 2.5 or fulfilling its obligations hereunder.

"Final Purchase Price" means an aggregate amount equal to (i) the Enterprise Value, (ii) plus the Final Cash, (iii) plus the amount, if any, that Final Working Capital is greater than Target Working Capital, (iv) minus the amount, if any, that Final Working Capital is less than Target Working Capital, (v) minus the Final Indebtedness, (vi) minus the Final Transaction Expenses.

"Fraud" means actual, knowing and intentional common law fraud with respect to the representations and warranties in Article III (as such representations and warranties are qualified by the Schedules) and any certificate or representation delivered by or on behalf of the Company pursuant to this Agreement. For purposes of clarity, Fraud shall require that a Company Knowledge Party had Knowledge that a representation set forth in Article III, as such representation is qualified by the Schedules, was not true when made, such Company Knowledge Party intended for Parent to rely to its detriment on such representation and Parent in fact relied to its detriment on such representation.

"GAAP" means U.S. generally accepted accounting principles, consistently applied.

"Governmental Entity" means any government or political subdivision or regulatory authority, whether federal, state, or local, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state or local court or legally binding arbitrator.

"Government Contract" means any Contract between the Company or a Company Subsidiary, on the one hand, and any Governmental Entity, on the other hand other than Contracts incidental to doing business in a jurisdiction.

"Healthcare Laws" means any federal, state, or local statute or regulation applying to any Person involved in the provision or administration of healthcare products or services by reason of the nature of their businesses, including but not limited to: Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395kkk-1 (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 8701-8707; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; Criminal Penalties for Acts Involving Federal Health Care Programs, 42 U.S.C. § 1320a-7b; Mail and Wire Fraud and Other Fraud Offenses, 18 U.S.C. §§ 1341-1351; False Statements Relating to Health Care Matters, 18 U.S.C. § 1035; Health Care Fraud, 18 U.S.C. § 1347 and § 1349; the Exclusion Laws, 42 U.S.C. § 1320a-7 and § 1320c-5; the Healthcare Information Laws; the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, 124 Stat. 119 (2010) (as amended by Health Care and Education Reconciliation Act of 2010, Pub. L. 111-152, 124 Stat. 1029 (2010)); the Federal Food, Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.); any implementing regulations or program guidance that has the force of law and any similar state Laws and any state regulations or program guidance that has the force of law concerning fee-splitting, kickbacks, corporate practice of medicine, disclosure of ownership, false claims, survey, certification, licensure, civil monetary penalties, self-referrals, or privacy and/or security of personal information, including state data breach notification Laws and state social security number protection Laws and regulations.

"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

"Indebtedness" means, without duplication, and including any amounts assumed from SPV in the SPV Merger (i) all indebtedness of the Company Group for borrowed money (including all accrued interest thereon and any prepayment, breakage or similar charges payable in connection with the discharge of such indebtedness at Closing); (ii) all indebtedness of the Company Group evidenced by any note, bond, mortgage or other debt instrument; and (iii) all capitalized lease obligations of the Company Group.

"Indebtedness for Borrowed Money" means, in aggregate, the Indebtedness of the Company Group described in clauses (i) and (ii) of the definition of Indebtedness, which, pursuant to Section 2.3(b)(xii)(1), shall be paid in full by Parent on behalf of the Company Group at the Closing.

"Indemnity Escrow Amount" means $1,700,000 to be held for the purpose of securing any amounts payable to Parent pursuant to Section 6.2(a).

"Initial Purchase Price" means an aggregate amount equal to (i) Enterprise Value, (ii) plus the Estimated Cash, (iii) plus the amount if any, that Estimated Working Capital is greater than Target Working Capital, (iv) minus the amount, if any, that Estimated Working Capital is less than Target Working Capital, (v) minus the Estimated Indebtedness, (vi) minus the Estimated Transaction Expenses.

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith: (a) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and any results of any inter partes review proceedings, post grant review proceedings, opposition, nullification, supplemental examination proceedings and extensions thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures (whether or not patentable and whether or not reduced to practice); (b) all trade secrets, inventions (whether or not patentable and whether or not reduced to practice), and other rights in know-how and confidential or proprietary information recognized under applicable Law as "trade secrets"; (c) all mask works, works of authorship and copyrights, data, databases, designs, registrations and applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (d) all rights in domain names, social media accounts, blogs, and similar Company online presence, and applications and registrations thereof; (e) Trademarks; (f) rights in Software; (g) rights of publicity, personality, identification, or similar personal or group attributes; (h) any similar, corresponding, or equivalent rights to any of the foregoing and any other intellectual property or proprietary rights throughout the world; and (i) all Ancillary IP Rights.

"Intellectual Property Registrations" means the following Company IP that is subject to any issuance, registration, recordation or application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction (a) Trademarks, (b) domain names, (c) copyrights, and (d) patents and pending applications for any of the foregoing.

"Knowledge" as used in "to the Knowledge of Company" or phrases of similar import, means the actual conscious knowledge of a Company Knowledge Party.

"Latest Balance Sheet" means the unaudited consolidated balance sheet as of December 31, 2016.

"Latest Balance Sheet Date" means December 31, 2016.

"Law" means any applicable federal, state or local law, statute, code, ordinance, regulation, Order or rule.

"Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group.

"License" means any license or sublicense Contract.

"Liens" means any lien, pledge, or other security interest.

"Losses" means actual losses, damages, judgments, Taxes, interest, penalties, fines, awards, costs and expenses (including reasonable and documented attorneys' fees incurred in connection with the foregoing).

"Material Adverse Effect" means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the business, assets, liabilities, properties, results of operations or financial condition of the Company Group, taken as a whole, or the ability of the Company Group to consummate the transactions contemplated by this Agreement; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Company Group operates; (ii) changes, effects or circumstances arising out of the announcement or disclosure of the transactions contemplated hereby, including: (A) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, vendors, distributors, resellers, financing sources, licensors, licensees or other commercial relations of the Company Group or (B) litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in Law or GAAP or the interpretation thereof; (iv) failure by the Company Group to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred (to the extent not otherwise excluded by any other clause herein)); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) changes in the financial, banking or securities markets; (vii) earthquakes, hurricanes, tsunamis, tornados, floods, mudslides, fires or other disasters or acts of god or any other force majeure events; (viii) political or social conditions, including those in any jurisdiction in which the Company Group conducts business; (ix) engagement by the U.S. in hostilities or the escalation thereof or the occurrence or the escalation of any military or terrorist attack upon the U.S. or any U.S. territories, possessions or diplomatic or consular offices or upon any U.S. military installation, equipment or personnel; or (x) consequences arising from Parent's compliance with its obligations under Section 5.3 or the application of Antitrust Laws (including any Action or judgment arising under Antitrust Laws) to the transactions contemplated hereby; provided, that, in the cases of clauses (i), (iii), (v), (vi), (vii), (viii) or (ix), any such development, effect, event, change, occurrence or circumstance may constitute a Material Adverse Effect and may be taken into consideration in determining whether there has been a Material Adverse Effect in the event such development, effect, event, change, occurrence or circumstance adversely effects, or would reasonably be expected to adversely affect the Company Group, taken as a whole, in a disproportionate manner relative to the other participants in the industries in which they operate and, to the extent taken into account in accordance with this exception, shall only be taken into account to the extent of such disproportionate manner relative to the other participants in the industries in which they operate.

"Merger Consideration" means an aggregate amount equal to (i) Closing Merger Consideration, (ii) plus any Excess Amount, Adjustment Escrow Amount, Indemnity Escrow Amount, Expense Holdback Amount and, solely to the extent the matter set forth on Schedule 6.2(a) is not resolved and all claims related thereto satisfied or released prior to the Closing, Special Indemnity Escrow Amount, that is ultimately payable to the Equityholders pursuant to Section 2.5(d), Section 2.5(e), Section 6.2(e) or Section 6.2(n).

"Operating Company" means Eliza Corporation, a Delaware corporation.

"Option" means each outstanding option to acquire Shares granted under an Option Plan as of immediately prior to the Effective Time.

"Option Holder" means a holder of Options as set forth on Annex A and as may be updated by written notice to Parent prior to the Closing to reflect any expiration, cancelation or termination of any Options at or prior to the Effective Time or any issuance of any Options prior to the Effective Time, in each case, pursuant to the terms of the applicable Option Plan and agreement governing such Option.

"Option Plans" means the Eliza Holding Corp. 2011 Stock Option Plan and the Eliza Holding Corp. 2012 Stock Option Plan.

"Order" means any order, judgment, injunction, award, decree, ruling, charge, writ, assessment, or arbitration award of any court of law of competent jurisdiction or any legally binding requirement of any Governmental Entity.

"Ordinary Course of Business" means the conduct of the Business by the Company Group in accordance with the Company Group's customs, practices and procedures and, to the extent applicable, consistent with past practices.

"Out-of-the-Money Option" means any portion of an Option in which the Exercise Price per Share underlying such Option is greater than the Closing Per Share Merger Consideration.

"Parent Person" means any of Parent, the Merger Sub, any Affiliates thereof and any director, manager, officer, employee or Agent of any of the foregoing.

"Paying Agent" means SRS Acquiom LLC.

"Permits" means any license, permit, registration, product registration, approval, certificate, authorization, certificate of occupancy, authority, qualification or similar document or authority that has been issued or granted by any Governmental Entity, or any franchise of or from any Governmental Entity or from an accreditation organization that is required by Law or by Contract for the operation of the Company or either Company Subsidiary or the Business.

"Per Share Merger Consideration" means (i) the sum of (x) the Merger Consideration and (y) the Aggregate Exercise Price divided by (ii) the sum of (x) the aggregate number of Shares outstanding as of immediately prior to the Effective Time and (y) the aggregate number of Shares issuable upon the exercise of all Vested Options.

"Permitted Liens" means (i) Liens securing obligations under capital leases; (ii) statutory Liens in favor of vendors of goods for which payment is not yet due or delinquent; (iii) mechanics', materialmen's, workmen's, repairmen's, landlord's, warehousemen's, carrier's and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith; (iv) Liens in respect of pledges or deposits under workers' compensation Laws or similar legislation, unemployment insurance or other types of social security; (v) all matters of record; (vi) licenses of Intellectual Property; and (vii) those Liens set forth on the Permitted Liens Schedule attached hereto as Annex B.

"Person" means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

"Personal Information" means any data or other information that alone or in combination with other information that is publicly available or is held or controlled by the Company Group, that can be reasonably used to specifically identify an individual or a specific device, or that is otherwise protected by or subject to any applicable data protection, privacy, security, or other similar Laws, including any security breach notification requirements.

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

"Pre-Closing Straddle Period" means the portion of any Straddle Period ending on the Closing Date.

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date.

"R&W Policy" means the insurance policy in respect of breaches of representations and warranties procured by Parent in connection with the execution of this Agreement, the form of which is included with the conditional binder attached hereto as Exhibit 2.

"Sale Materials" means (i) all emails and other communications from or among any Company Persons concerning, related to or in respect of the sale process, the Deal Documents, the assets, liabilities, operations, prospects and condition of the Company Group and its businesses as related to the foregoing, and any other matter relating to any of the foregoing (whether or not such email or other communication is entitled to any attorney-client or other privilege) and (ii) all documents created by or on behalf of any Company Person in connection with, in preparation for, related to or arising out of the sale process, any prior sale processes, the Deal Documents and the subject matter hereof and thereof, and excluding for the sake of clarity this Agreement and the Ancillary Documents, but, in each case, not any prior drafts thereof.

"Securities Act" means the Securities Act of 1933.

"Share" means an issued and outstanding share of the Company's common stock, par value of $0.01 per share.

"Software" means computer programs (whether in source code, or mark-up language form), whether embodied in software, firmware, or otherwise, including software compilations, algorithms, software implementations of algorithms, software tool sets, compilers, and software models and methodologies, and translation, ported versions, and modifications of any of the foregoing.

"Solvent" means, with respect to any Person, that (i) the property and assets of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property and of such Person exceeds the amount that will be required to pay such Person's probable liabilities on its existing debts as they become absolute and matured; (iii) such Person shall not have an unreasonably small amount of capital to carry on its business; and (iv) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, "not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged" and "able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature" means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

"Special Indemnity Escrow" means, solely to the extent the matter set forth on Schedule 6.2(a) is not resolved and all claims related thereto satisfied or released prior to the Closing, the escrow to be deposited with the Escrow Agent for the purpose of satisfying any amounts payable in connection with the matter described in Schedule 6.2(a) pursuant to Section 6.2(e).

"Special Indemnity Escrow Amount" means $600,000.

"Stockholders" means, collectively, the holders of Shares after giving full effect to the SPV Merger, as set forth on Annex A.

"Stockholders Agreement" means the Stockholders Agreement, dated as of June 22, 2011, by and among the Company, SPV and the other Persons named therein, as amended, restated, supplemented or otherwise modified from time to time to the extent permitted thereunder.

"Straddle Period" means any taxable period (or portion thereof) beginning on or before and ending after the Closing Date.

"Target Working Capital" means $1,500,000.

"Taxes" means all taxes, levies or similar governmental charges including all federal, state, local and foreign income, corporation, gross receipts, value-added, goods and services, license, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, ad valorem, excise, severance, unclaimed property (escheat liability), windfall profits, stamp, license, payroll, withholding, social security and other taxes (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, additions to tax, and penalties and interest imposed thereon or with respect thereto.

"Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

"Trademarks" means, collectively, trademarks, service marks and trade dress, trade names, logos, slogans, trademark and service mark registrations, and other indicia of origin, and all goodwill associated therewith.

"Transaction Expenses" means (i) the fees and expenses (including expense reimbursement obligations) of Kirkland & Ellis LLP, William Blair & Company, L.L.C., Financial Technology Partners LP and FTP Securities LLC and any other third party advisor, in each case, incurred by or on behalf of the Company Group through Closing (including amounts, if any, payable to any such advisor from the Adjustment Escrow Amount or the Excess Amount upon determination of the Final Purchase Price) in respect of the sale process and the negotiation of this Agreement and the other agreements contemplated hereby, (ii)(x) any transaction bonuses and similar compensatory payments triggered by the Merger and payable to employees of the Company or either Company Subsidiary at or upon the consummation of the Closing and (y) to the extent such amounts would not otherwise be withheld by the Company or either Company Subsidiary in the ordinary course for the calendar year 2017, the employer portion of payroll taxes to be paid by the Company Group with respect to such payments or with respect to any payments to Option Holders pursuant to this Agreement, in each case, to the extent such amounts are not included as current liabilities in Working Capital and (iii) any fees payable to PCP, L.P. pursuant to the Advisory Services Agreement; provided that, in no event shall Transaction Expenses include any: (A) fees, costs or expenses initiated or otherwise incurred at the request of Parent or any of its Affiliates or Agents; (B) fees, costs or expenses related to any financing activities in connection with the transactions contemplated hereby; or (C) legal, consulting or other third party advisor fees, costs or expenses incurred in the Ordinary Course of Business and not related to the transactions contemplated by this Agreement and the Ancillary Documents.

"Transaction Tax Deductions" means the sum of the total losses or deductions, which are deductible for U.S. federal income tax purposes, resulting from or attributable to: (i) Transaction Expenses; (ii) other transaction costs of any of the Company Group arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby that are paid on or prior to the Closing Date or included in the computation of the Final Working Capital; (iii) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by the Company Group, and any unamortized deferred financing costs, with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement (whether paid prior to, on or after the Closing); and (iv) to the extent not included in clause (i), the vesting, cancelation or exercise of any Option (or any portion thereof) in connection with the transactions contemplated by this Agreement, whether prior to, on or after Closing.

"Treasury Regulations" means the regulations promulgated under the Code by the U.S. Department of the Treasury.

"Unvested Option" means any portion of an Option that has not vested as of immediately prior to the Effective Time.

"Vested Option" means any portion of an Option, other than any Out-of-the-Money Option, that has vested as of immediately prior to the Effective Time.

"WARN Act" means the Worker Adjustment and Retraining Notification Act of 1988 and any similar or related Law.

"Working Capital" means: (i) the consolidated current assets (excluding Cash, current and deferred income Tax assets and the unbilled revenue and uninvoiced revenue) of the Company Group set forth on the Working Capital Schedule; minus (ii) the consolidated current liabilities (excluding Indebtedness, Transaction Expenses and current and deferred income Tax liabilities) of the Company Group set forth on the Working Capital Schedule, in each case, determined as of the Adjustment Time and in accordance with the Company Accounting Principles, provided that for the avoidance of doubt current liabilities in Estimated Working Capital and Final Working Capital shall include all liabilities related to the annual merit increases in salaries awarded to employees of the Company Group in 2017, including the retrospective applicability of such increases as of January 1, 2017. The Working Capital Schedule sets forth (A) the balance sheet accounts in respect of current assets and current liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital, (B) an illustrative calculation of Working Capital as of the Latest Balance Sheet Date using such balance sheet accounts and (C) certain rules, limitations and exceptions to GAAP to be applied in determining Estimated Working Capital and Final Working Capital.

ARTICLE II
MERGER

Section 2.1             Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a)                The Merger will be consummated by the filing of a certificate of merger in substantially the form attached hereto as Exhibit 3 with the Secretary of State of the State of Delaware (the "Company Merger Certificate") in accordance with DGCL. Upon such filing, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the Laws of the State of Delaware ("Surviving Corporation"). The date and time when the Merger becomes effective pursuant to the filing of the Company Merger Certificate is hereinafter referred to as the "Effective Time."

(b)               At the Effective Time, by virtue of the Merger and without any further action by any other Person:

(i)                 all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(ii)               (A) the certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the certificate of incorporation of Merger Sub in effect immediately prior to such time and (B) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the bylaws of Merger Sub in effect immediately prior to such time, in each case, other than changing the name of the Surviving Corporation;

(iii)             (A) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (B) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, in each case, until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL;

(iv)             each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(v)               each Share and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive, upon delivery of a duly-executed and completed letter of transmittal in the form attached hereto as Exhibit 4 ("Letter of Transmittal"), the Per Share Merger Consideration;

(vi)             each Vested Option shall be canceled in accordance with the applicable Option Plan and the agreement governing such Vested Option and cease to exist and each Option Holder thereof shall, upon delivery of a duly-executed option cancelation acknowledgment in the form attached hereto as Exhibit 5 ("OCA"), be entitled to receive an aggregate amount in cash equal to (A)(x) the Per Share Merger Consideration (y) multiplied by the aggregate number of Shares issuable upon the exercise of such Vested Option (B) minus the aggregate Exercise Price of such Shares; and

(vii)           each Unvested Option and each Out-of-the-Money Option shall be canceled in accordance with the applicable Option Plan and the agreement governing such Option and cease to exist without any consideration paid to the holder thereof.

(c)                At and after the Effective Time, (a) each Stockholder shall cease to have any rights as a stockholder of the Company, except as otherwise required by applicable Law and except for the right of each Stockholder to deliver a duly executed and completed Letter of Transmittal in exchange for payment of the portion of the Merger Consideration such Stockholder is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Shares shall be made on the transfer books of the Surviving Corporation. Immediately after the Effective Time the stock ledger of the Company shall be closed.

Section 2.2             Pre-Closing Deliveries. At least three business days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement prepared by the chief executive officer of the Company ("Estimated Closing Statement") setting forth the Company's good faith estimate of: (i) Cash ("Estimated Cash"), (ii) Working Capital ("Estimated Working Capital"), (iii) the aggregate amount of Indebtedness ("Estimated Indebtedness"), (iv) the aggregate amount of Transaction Expenses ("Estimated Transaction Expenses"), (v) the calculation of the Initial Purchase Price and Closing Per Share Merger Consideration based on such estimates and (vi) the aggregate amount that each Equityholder will be entitled to receive at Closing; which, in respect of each Stockholder, shall be equal to the Closing Per Share Merger Consideration multiplied by the number of Shares held by such Stockholder and, in respect of each Option Holder, shall be equal to (A) the Closing Per Share Merger Consideration multiplied by the aggregate number of Shares issuable upon the exercise of each Vested Option held by such Option Holder minus (B) the aggregate Exercise Price of such Shares ("Equityholder Payment Schedule"). Parent shall have no liability in respect of the calculations set forth on the Equityholder Payment Schedule. Upon delivery of the Estimated Closing Statement (and the calculations set forth therein), Parent shall notify the Company of any comments it has to the Estimated Closing Statement or the calculations set forth therein. If Parent has any such comments, the Company shall consider in good faith any such comments; provided that the failure of the Company to include any comments proposed by Parent, or the acceptance by Parent of the Estimated Closing Statement, shall not constitute an acknowledgement by Parent of the accuracy of the Estimated Closing Statement (or the calculations set forth therein) for purposes of Section 2.5.

Section 2.3             Closing Deliverables; Payments.

(a)                The closing of the transactions contemplated hereby ("Closing") shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Eastern Time on (i) the second business day after the date on which the conditions set forth in Section 2.7 are satisfied or waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (ii) on such other date as the Parties mutually agree in writing (the date upon which the Closing occurs, "Closing Date").

(b)               At or prior to the Closing:

(i)                 The Company shall file the certificate of merger for the SPV Merger with the Secretary of State of the State of Delaware (the "SPV Merger Certificate") and request that the Secretary of State provide evidence of such filing within 30 minutes of such filing.

(ii)               Following receipt of evidence of the SPV Merger Certificate filing, the Company shall file the Company Merger Certificate for the Merger with the Secretary of State of the State of Delaware and request that the Secretary of State provide evidence of such filing within 30 minutes of such filing.

(iii)             The Company shall deliver to Parent a certificate, dated as of the Closing Date, signed by an authorized officer of the Company, confirming that the conditions set forth in Section 2.7(b)(i) and Section 2.7(b)(ii) have been satisfied.

(iv)             Parent shall deliver to the Company a certificate, dated as of the Closing Date, signed by an authorized officer of Parent, confirming that the conditions set forth in Section 2.7(c)(i) and Section 2.7(c)(ii) have been satisfied.

(v)               The Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying that the Company is not (and has not been at any time during the three-year period ending on the Closing Date) a U.S. real property holding corporation along with a draft of the intended correspondence required to be sent to the IRS with respect to such certification.

(vi)             Parent shall deliver to Representative confirmation of the R&W Policy attached to Exhibit 2.

(vii)           The Company shall deliver to Parent UCC-3 termination statements and any other instrument reasonably necessary to terminate or discharge the Liens described on Schedule 2.3(b)(vii).

(viii)         The Company shall deliver to Parent the Escrow Agreement, duly executed by Representative.

(ix)             Parent shall deliver to the Company the Escrow Agreement, duly executed by Parent.

(x)               The Company shall deliver to Parent the Advisory Services Agreement Termination Agreement attached hereto as Exhibit 7.

(xi)             The Company shall deliver an updated capitalization table pursuant to Section 5.16.

(xii)           Parent shall pay to the Paying Agent the Aggregate Closing Payment, and instruct the Paying Agent to pay by wire transfer of immediately available funds:

(1)               to the Company Group's lenders, the aggregate amount set forth in the payoff letters from such lenders in respect of the Indebtedness for Borrowed Money;

(2)               to the payees set forth in the Estimated Closing Statement, the Transaction Expenses; provided that, in respect of any such payments that constitute compensatory payments to employees, such payments shall be net of the applicable withholding amounts pursuant to Section 2.4;

(3)               to each Stockholder, the aggregate Closing Per Share Merger Consideration that such Stockholder is entitled to receive at Closing in respect of such Stockholder's Shares as set forth on the Estimated Closing Statement, upon delivery of a duly-executed and completed Letter of Transmittal;

(4)               to Operating Company, in respect of each Option Holder, the aggregate amount such Option Holder is entitled to receive at Closing in respect of such Option Holder's Vested Options, as set forth on the Estimated Closing Statement, with such amount to be paid to each such Option Holder by the Operating Company, net of the applicable withholding amounts pursuant to Section 2.4, on or as soon as practicable after the Closing Date, upon delivery of a duly-executed and completed OCA;

(5)               to the Escrow Agent, the Escrow Amount; and

(6)               to Representative, the Expense Holdback Amount (the aggregate amounts payable pursuant to clause (1) through (6), "Aggregate Closing Payment").

The payments to be made pursuant to Section 2.3(b)(xii) shall be made by wire transfer of immediately available funds to the accounts designated in writing by the applicable payees as memorialized in the funds flow memorandum mutually agreed to by the Parties prior to the Effective Time ("Funds Flow").

Section 2.4             Withholding. Notwithstanding any provision hereof to the contrary, Paying Agent and Operating Company, as applicable, shall be entitled to deduct and withhold any Tax from any amounts payable under this Agreement to any Equityholder who is also an employee of Operating Company that is treated as compensation for income tax purposes and is required to be withheld pursuant to any provision of Law. To the extent any amounts are withheld, such amounts shall be promptly paid over to the applicable Governmental Entity and treated for all purposes of this Agreement as having been paid to such Equityholders in respect of which such deduction and withholding was made by Paying Agent or Operating Company, as applicable.

Section 2.5             Determination of Purchase Price Adjustment. The Parties recognize the Estimated Closing Statement is being delivered to Parent prior to the Closing Date and therefore the estimated amount of Cash, Working Capital, Indebtedness and Transaction Expenses included therein may be different than the actual amount of such items were the determination of such items to occur on the Closing Date. Accordingly, this Section 2.5 sets forth the process by which such estimates may be adjusted; provided that, in order to ensure that the adjustment of any such estimated item reflects an adjustment only between the estimate thereof and the actual amount thereof, each of Cash, Working Capital, Indebtedness and Transaction Expenses shall be finally and solely determined by applying the Company Accounting Principles (i.e., no accounting methods, policies, principles, practices, procedures, classifications, judgments or estimation methodologies inconsistent with the Company Accounting Principles may be used by Parent (or, if applicable, the Accounting Firm) in calculating any such items, as the sole purpose of the purchase price adjustment is to measure the difference, if any, between the estimate of an item and the actual amount of such item).

(a)                No later than 45 calendar days after the Closing Date, Parent shall deliver to Representative a statement ("Closing Statement") setting forth in reasonable detail Parent's good faith calculation of the following items (each, a "Closing Item"): (i) Cash (as finally determined pursuant to this Section 2.5, "Final Cash"), (ii) Working Capital (as finally determined pursuant to this Section 2.5, "Final Working Capital"), (iii) the aggregate amount of Indebtedness (as finally determined pursuant to this Section 2.5, "Final Indebtedness"), (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.5, "Final Transaction Expenses") and (v) the resulting calculation of the Final Purchase Price.

(b)               From and after Representative's receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.5, Representative, its Affiliates and their respective Agents shall be permitted reasonable access to the Surviving Corporation, its subsidiaries and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by Representative or such Agents (including the information, data and work papers used by auditors or accountants that assisted in the preparation of the Closing Items).

(c)                Representative shall have 30 calendar days after its receipt of the Closing Statement ("Review Period") during which to review Parent's calculation of the Closing Items. If Representative disputes any of the Closing Items, Representative shall notify Parent in writing of its objection to such Closing Items within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent reasonably possible) (a "Dispute Notice"). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless Representative delivers to Parent a Dispute Notice within the Review Period. If Representative delivers a Dispute Notice, any amounts on the Closing Statement not objected to by Representative in the Dispute Notice shall be final, conclusive and binding on the Parties, and Parent and Representative shall, within 30 calendar days following Parent's receipt of such Dispute Notice ("Resolution Period"), attempt in good faith to resolve their differences with respect to the matters set forth in the Dispute Notice and any such written resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and Representative shall submit all items remaining in dispute to a nationally or regionally recognized accounting firm mutually acceptable to Parent and Representative ("Accounting Firm") for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to Accounting Firm their written position with respect to such items remaining in dispute. The fees and expenses of Accounting Firm pursuant to this Section 2.5(c) shall be divided equally between Parent and Representative (it being understood that Representative shall be entitled to pay all such fees out of the Expense Holdback Amount). Accounting Firm shall determine, based solely on the submissions by Representative and Parent, and not by independent review, only those issues set forth in the Dispute Notice that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and Representative in their respective submissions. Parent and Representative shall request that Accounting Firm make a decision with respect to all disputed items within 10 business days after the submissions of Parent and Representative, and in any event as promptly as practicable. The final determination with respect to all disputed items shall be set forth in a written statement by Accounting Firm delivered to Parent and Representative and shall be final, conclusive and binding on Parent and Representative. Parent and Representative shall promptly execute any reasonable engagement letter requested by Accounting Firm and shall each cooperate fully with Accounting Firm, including by providing the information, data and work papers used by each Party or Representative to prepare or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable Accounting Firm to make such determination as quickly and as accurately as practicable.

(d)               If the Final Purchase Price is greater than the Initial Purchase Price (such excess amount, "Excess Amount"), then, within two business days after the Final Purchase Price is finally determined pursuant to this Section 2.5, Parent shall pay the Paying Agent, by wire transfer of immediately available funds to the account of Paying Agent, an aggregate amount equal to the Excess Amount and instruct the Paying Agent to pay to Equityholders the aggregate portion of the Excess Amount that such Equityholders are entitled in accordance with Section 2.5(f). Upon such payment of the Excess Amount by Parent, Parent and Representative shall jointly instruct the Escrow Agent to disburse to the Paying Agent (for further payment to the Equityholders pursuant to Section 2.5), by wire transfer of immediately available funds to the account of the Paying Agent, an aggregate amount equal to the Adjustment Escrow Amount.

(e)                If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, "Shortfall Amount"), Parent and Representative shall, within two business days after the Final Purchase Price is finally determined pursuant to this Section 2.5, jointly instruct the Escrow Agent to disburse from the Adjustment Escrow Amount to Parent, by wire transfer of immediately available funds to the account of Parent, an amount equal to the lesser of the Shortfall Amount and the Adjustment Escrow Amount (it being understood that in no event shall Parent be entitled to any amount pursuant to this Section 2.5(e) in excess of the Adjustment Escrow Amount). If the Shortfall Amount is less than the Adjustment Escrow Amount (such difference, the "Remaining Escrow Amount"), then Parent and Representative shall, within two business days after the Final Purchase Price is finally determined pursuant to this Section 2.5, jointly instruct the Escrow Agent to disburse the Remaining Escrow Amount to Equityholders pursuant to Section 2.5(f). Unless Representative determines otherwise, on the 18-month anniversary of the Closing Date, Representative shall pay to the Paying Agent (for further payment to Equityholders pursuant to Section 2.5(f)) an aggregate amount equal to the remaining Expense Holdback Amount.

(f)                All amounts payable to the Equityholders pursuant to this Section 2.5 shall be allocated among and paid to the Equityholders, without interest, by wire transfer of immediately available funds to the Equityholders' accounts set forth in the Funds Flow, as if such amounts had been included in the Closing Merger Consideration; provided that, any amounts payable to Option Holders shall be paid to the Operating Company and the Operating Company shall pay such amounts to the Option Holders net of the applicable withholding amount pursuant to Section 2.4, in each case, as determined by Representative and the Operating Company, and such applicable withholding amount shall be paid by the Operating Company to the applicable Governmental Entities in accordance with applicable Law.

(g)                Any payments made pursuant to this Section 2.5 shall be deemed an adjustment to the Final Purchase Price.

Section 2.6             Notice to Stockholders and Option Holders. The Company shall, as promptly as reasonably practicable after the date hereof, deliver to Stockholders by email or through the Paying Agent's online web portal (a) notice in accordance with applicable law notifying Stockholders of: (i) the Merger; (ii) the Board Actions and recommendation to Stockholders; and (iii) the Stockholder Approval; and (b) the Letter of Transmittal. The Company shall, as promptly as reasonably practicable after the date hereof, deliver by email or through the Paying Agent's online web portal to Option Holders an OCA and instructions for completing, executing and submitting such OCA to the Paying Agent (on behalf of the Company). The Company shall afford Parent a reasonable opportunity to review and comment upon the notice described in this Section 2.6 and shall consider in good faith Parent's comments thereto.

Section 2.7             Conditions to Closing.

(a)                Conditions to the Obligations of Each Party. The obligations of each Party to consummate the transactions contemplated hereby are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(i)                 Injunctions; Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated hereby illegal nor shall any Action be pending before any Governmental Entity of competent jurisdiction and authority wherein an unfavorable Order would (A) prevent the performance of this Agreement or the consummation of the transactions contemplated hereby, (B) declare unlawful the transactions contemplated hereby or (C) cause such transactions to be rescinded, and no Order by any Governmental Entity of competent jurisdiction and authority shall have been issued that has the effect of any of the foregoing clauses (A) through (C).

(ii)               HSR Act and Other Antitrust Laws. Any waiting periods, filings or approvals under the HSR Act and any other Antitrust Laws or regulations required under applicable Law to consummate the Merger shall have expired, been terminated, been made or been obtained.

(iii)             Stockholder Approval. The Stockholder Approval shall have been obtained.

(b)               Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(i)                 Performance. The Company shall have complied in all material respects with the covenants set forth in Article V required to be complied with by the Company on or prior to the Closing Date.

(ii)               Representations and Warranties. Other than the representations and warranties of the Company contained in Section 3.1(a) and (c) (Due Organization), Section 3.2(a) (Authorization), Section 3.3(a) and (b) (Capitalization), Section 3.15 (Brokerage) (the "Fundamental Representations"), the representations and warranties of the Company contained in Article III shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made at and as of such date (other than those made as of a specified date, which shall be true and correct as of such specified date) (without giving effect to any limitation or qualification on any representation or warranty indicated by the words Material Adverse Effect or material; provided that, such materiality read-out shall not apply to the representations and warranties contained in Section 3.5 (Financial Statements), the first sentence of Section 3.7 (Absence of Certain Changes), the first sentence of Section 3.11(a) (Employee Benefit Plans) or the defined term "Material Contracts"), except to the extent such failure of the representations and warranties to be so true and correct would not have a Material Adverse Effect. The Fundamental Representations shall be true and correct as of the Closing Date (other than those made as of a specified date, which shall be true and correct as of such specified date), in each case, except for de minimus inaccuracies or inaccuracies that are cured prior to the Closing.

(iii)             Closing Deliveries. The Company shall have delivered the items required to be delivered thereby pursuant to and in accordance with Section 2.3.

(iv)             SPV Merger. The SPV Merger shall have been completed.

(v)               No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(c)                Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(i)                 Performance. Parent shall have complied in all material respects with all covenants required by this Agreement to be complied with by Parent on or prior to the Closing Date.

(ii)               Representations and Warranties. The representations and warranties of Parent contained in Article IV shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date).

(iii)             Closing Deliveries. Parent shall have delivered the items required to be delivered by it pursuant to and in accordance with Section 2.3.

(d)               Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Section 2.7 to be satisfied if such failure was caused by such Party's breach of this Agreement, including as a result of the failure to use its reasonable best efforts to cause the Closing to occur as required by Section 5.1(b) and Section 5.3.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules delivered in connection with this Agreement, the Company hereby represents and warrants to Parent as of the date of this Agreement and as of the Closing as follows:

Section 3.1             Due Organization, Power and Qualification.

(a)                The Company and each Company Subsidiary was duly incorporated and is validly existing under the Laws of Delaware and each has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner in which its business is currently being conducted. SPV was duly formed and is validly existing under the Laws of Delaware.

(b)               The Company and each Company Subsidiary is duly qualified to do business in good standing in each jurisdiction where the conduct of the business of, or the character of the assets and properties owned, leased, or operated by, the Company or such Company Subsidiary, as the case may be, requires such qualification, except in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

(c)                SPV was formed solely for the purpose of owning equity interests in the Company and except as set forth on Schedule 3.1(c), has not engaged in any business activities or conducted any operations, has not had any employees and has not incurred liabilities or obligations of any nature. SPV does not have any assets other than cash, the SPV Shares, Series A Shares and Series B Shares. Except for the filing of the SPV Merger Certificate, no other consents or approvals are required on the part of SPV to consummate the SPV Merger except for those consents or approvals that will be obtained prior to Closing.

(d)               The Company and Representative have delivered (i) duly executed copies of consents of the managing member of SPV and all of the members of SPV adopting and approving the SPV Merger and the SPV Merger Agreement in accordance with applicable Law and the governing documents of SPV and (ii) a fully executed copy of the SPV Merger Agreement. The Company has delivered or made available to Parent a true and correct copy of the certificate of formation and limited liability company agreement, each as amended to date (other than as contemplated hereby), of SPV.

Section 3.2             Authorization; Charter Documents; Noncontravention.

(a)                The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each of the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and the execution, delivery and performance by the Company of this Agreement and each of the Ancillary Documents to which it is party has been approved by the board of directors of the Company in accordance with applicable Law, and this Agreement will be submitted to the Stockholders for adoption thereby, in each case, in accordance with the certificate of incorporation and bylaws of the Company and applicable Law, and, except as contemplated herein and with respect to the Ancillary Documents to which the Company is party to, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents or to consummate the transactions so contemplated. The board of directors of the Company has declared this Agreement and the Merger advisable and recommended that the Stockholders approve this Agreement, the Ancillary Documents to which the Company is a party and the transactions contemplated hereby and thereby. The Stockholder Approval and consent of SPV are the only votes or consents of the holders of any class or series of the Company's capital stock required to approve and adopt this Agreement and the Ancillary Document and approve and consummate the Merger and the other transactions contemplated hereby and by the Ancillary Documents. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles. When each Ancillary Document to which the Company is or will be party has been duly executed and delivered by the Company and, assuming that each Ancillary Document constitutes a valid and binding obligation of the other parties thereto, each Ancillary Document will constitute a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles. The board of directors of the Company has approved the SPV Merger Agreement, declared the SPV Merger advisable and recommended that the Stockholders approve the SPV Merger Agreement. Upon delivery to Parent, the Stockholder Approval shall have been obtained in accordance with applicable Law and shall be effective to approve the Merger and the SPV Merger, and the certification of the Company as to the Stockholder Approval shall be true and correct.

(b)               The Company has delivered or made available to Parent a true and correct copy of the certificates of incorporation and by-laws, each as amended to date (other than as contemplated hereby) of the Company and Company Subsidiaries (collectively, the "Charter Documents"). Neither the Company nor either of the Company Subsidiaries is in violation of any of the provisions of the Charter Documents.

(c)                The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation by the Company on the Closing Date of the Merger, the SPV Merger and the other transactions contemplated hereby do and will not, directly or indirectly, with or without notice or lapse of time or both, (i) conflict with, result in a breach of or violate any provisions of the Charter Documents or any stockholders agreement of the Company (including the Stockholders Agreement), (ii) subject to Required Filings, require the consent, approval or authorization of, any third party with respect to, or result in any material breach or material violation of or constitute a material default under, or give rise to the creation of any Lien on any of the material assets, rights or properties of the Company Group under, or result in any material right of termination, cancellation, amendment or acceleration under, any Material Contract, except as set forth on Schedule 3.2(c)(ii) or (iii) subject to Required Filings, contravene any Law or Order applicable to the Company Group.

Section 3.3             Capitalization.

(a)                The capitalization of the Company, each Company Subsidiary, and SPV as of the date hereof is set forth on Schedule 3.3(a)-1. As of the date hereof, the authorized capital stock of the Company consists of (i) 19,800,000 shares of common stock with a par value of $0.01 per share ("Common Stock") and (ii) 200,000 shares of preferred stock with a par value of $0.01 per share, of which (x) 50,000 shares are designated as Series A 7.5% Redeemable Preferred Stock ("Preferred Series A Stock"), 50,000 shares are designated as Series B Convertible Preferred Stock ("Preferred Series B Stock") and 100,000 shares are undesignated.  As of the date hereof, (i) 2,095 shares of Preferred Series A Stock are issued and outstanding, (ii) 30,000 shares of Preferred Series B Stock are issued and outstanding, (iii) 4,649,816 shares of Common Stock are issued and outstanding and (iv) an aggregate of 1,971,932 shares of Common Stock are issuable upon the exercise of outstanding Options issued pursuant to the Option Plans. Each Company Subsidiary is directly or indirectly wholly owned by the Company. The capitalization of the Company as of immediately prior to Closing shall be set forth on Schedule 3.3(a)-1 delivered to Parent pursuant to Section 5.16. All issued and outstanding shares of capital stock of the Company and each Company Subsidiary, as applicable, and all shares of capital stock of the Company to be issued in the SPV Merger have been duly authorized and validly issued and, to the extent applicable, are fully paid and non-assessable, and were not issued in violation of any preemptive rights created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party. Except as set forth on Schedule 3.3(a)-1 and Schedule 3.11(a), there are no outstanding obligations to issue equity securities and there are no outstanding or issued (a) shares of capital stock, voting securities, options, warrants, subscription rights or other equity interests of the Company or either Company Subsidiary, (b) securities of the Company or either Company Subsidiary convertible into, or exchangeable for, shares of capital stock or voting securities of the Company or either Company Subsidiary or (c) stock appreciation rights, phantom stock, profit interests, profit participation, distribution, dividend or other similar rights issued or granted by the Company or either Company Subsidiary. The Company Subsidiaries are the only subsidiaries of the Company. Except as set forth on Schedule 3.3(a)-2, the Company and the Company Subsidiaries do not own any equity or debt interests in any other entity.

(b)               Except as set forth on Schedule 3.3(b), neither the Company nor either Company Subsidiary is a party to any stockholders' agreement, voting agreement, voting trust agreement, proxy, registration rights agreement or other similar agreement among any current Stockholders relating to any capital stock or any securities of the Company or any Company Subsidiary or to representation on the board of directors of the Company or either Company Subsidiary, in each case, to which the Company or any Company Subsidiary will be bound following the Closing. All capital stock of each of the Company Subsidiaries are owned of record and beneficially by the Company or a Company Subsidiary free and clear of all Liens, equitable interests, purchase rights, right of first offer or first refusal or tag along right, other than Permitted Liens and those arising under applicable securities laws and those Liens associated with Indebtedness for Borrowed Money which will be released in connection with the payoff thereof as provided in this Agreement.

(c)                The acceleration of vesting of the Options, the cancellation and cash out of Vested Options and the cancellation of Out-of-the-Money Options described in this Agreement will not violate or breach the provisions of an Option Plan or the applicable award agreements with the Option Holders.  True and correct copies of the Option Plans have been provided or made available to Parent. The only Employee Benefit Plans under which any outstanding options to acquire stock of the Company were issued are the Option Plans.

Section 3.4             Consents and Approvals. Assuming any filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent approval, or authorization, waiver or declaration of or filing or registration with or notification to any Governmental Entity, which has not been received or made, is required with respect to the Company or either Company Subsidiary in connection with the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party by the Company or the consummation by the Company of the transactions contemplated hereby and thereby (including the SPV Merger), except for (a) the filing of the SPV Merger Certificate and the Company Merger Certificate and (b) any other consents, approvals, waivers, authorizations, declarations, filings, registrations or notices which, if not made or obtained, would not, individually or in the aggregate, materially interfere with, materially impair, or make illegal, the conduct of the Business of the Company Group as currently conducted (the filings required under the Antitrust Laws and the consents, approvals, authorizations, waivers, declarations, filings, registrations and notices referred to in clauses (a) and (b), "Required Filings").

Section 3.5             Financial Statements. Attached to Schedule 3.5 are the following financial statements (collectively, "Financial Statements"): (a) the 2015 Audited Financial Statements and (b) the 2016 Unaudited Financial Statements. Except as set forth on Schedule 3.5 or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to the 2016 Unaudited Financial Statements, the Financial Statements have been prepared based upon the books and records of the Company Group and present fairly, in all material respects, the financial condition of the Company Group as of the respective dates thereof and the operating results of the Company Group for the periods covered thereby, in each case, in conformity with GAAP.

Section 3.6             Undisclosed Liabilities. Other than liabilities (a) reflected or reserved against in the 2016 Unaudited Financial Statements, (b) included in Working Capital, Indebtedness or Transaction Expenses, (c) incurred in the Ordinary Course of Business since the Latest Balance Sheet Date or (d) under Contracts to which the Company Group is a party (other than liabilities for breach of any Contract), the Company and the Company Subsidiaries do not have any material liabilities that would be required to be set forth on a balance sheet prepared in accordance with GAAP.

Section 3.7             Absence of Certain Changes.

(a)                Since March 31, 2016, except as set forth on Schedule 3.7, to the Knowledge of the Company the business and operations of the Company and each of the Company Subsidiaries have been conducted in the Ordinary Course of Business in all material respects and there has not been a Material Adverse Effect.

(b)               Without limiting the generality of the foregoing, from March 31, 2016 through the date hereof, except in the Ordinary Course of Business, as contemplated by this Agreement or as set forth on Schedule 3.7, to the Knowledge of the Company neither the Company nor either of the Company Subsidiaries has done or committed to do any of the following:

(i)                 issued, pledged, encumbered, redeemed, repurchased, split, combined, reclassified, recapitalized, adjusted, subdivided, sold or disposed of any capital stock of the Company or the Company Subsidiaries;

(ii)               other than in respect of Series A Shares, set aside, declared or paid any dividend or other distribution in respect of any shares of its capital stock;

(iii)             made any material change in any accounting principles, method of accounting or accounting practice of the Company or the Company Subsidiaries, except as required by GAAP;

(iv)             incurred, assumed or guaranteed any Indebtedness for Borrowed Money or any capital lease obligations;

(v)               sold, assigned or transferred any material assets or material properties;

(vi)             transferred, assigned or granted any license or sublicense of any material rights under or with respect to any Intellectual Property owned or licensed by the Company or the Company Subsidiaries;

(vii)           adopted any plan of merger (other than as provided in this Agreement), consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(viii)         other than pursuant to any existing Contract or Option Plan or in respect of amounts that will be included in Transaction Expenses, (i) materially increased the salary, wages, severance or other compensation payable or to become payable to any current or former executive officer or director of the Company or the Company Subsidiaries or (ii) granted any bonus to any current or former executive officer or director of the Company or the Company Subsidiaries;

(ix)             made any capital expenditures or capital commitments therefor in amounts outstanding after Closing in excess of $200,000 individually or $500,000 in the aggregate,

(x)               leased any property or assets for an amount in excess of $200,000 payable after Closing, individually (for the entire term of the lease, not including any option term);

(xi)             acquired any equity or debt securities or business of any Person or any division thereof (excluding equity or debt securities of the Company Group), entered into any joint venture or partnership with any Person (other than the Company Group), or made or forgave any material loan to or made any material investment in any Person (other than the Company Group);

(xii)           (i) made, changed or rescinded any material election relating to Taxes or amended any Tax Return, (ii) settled or compromised any material Action, audit or examination relating to Taxes, (iii) entered into any closing agreement with respect to Taxes; or (iv) taken any affirmative action to surrender any right to claim a material Tax refund; or (v) taken any action outside the Ordinary Course of Business that would have the effect of increasing the Tax liability of Parent or the Company Group in respect of any Post-Closing Tax Period;

(xiii)         made any material change in the policies, practices or procedures of the Company with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts or accrual of accounts receivable or deferral of revenue;

(xiv)         made any material write-off or write-down of, or any determination to take a material write-off or write-down of, any assets of the Company or the Company Subsidiaries;

(xv)           commenced, discontinued or terminated any line of business; or

(xvi)         to the Company's Knowledge, had any Lien, other than Permitted Liens, imposed upon its assets (tangible or intangible).

Section 3.8             Compliance with Laws. Except as set forth on Schedule 3.8 and subject matters addressed by Section 3.11, Section 3.12, Section 3.13 and Section 3.20 or as otherwise explicitly stated in this Agreement, the operations of the Company Group are, and since the Acquisition Date have been, in compliance in all material respects with all applicable Laws and the Company Group has not received in the three years prior to the date hereof any written notice from a Governmental Entity alleging or finding a material violation of any such Law. To the Knowledge of the Company, neither the Company nor either of the Company Subsidiaries is the subject of a pending or threatened investigation by any Governmental Entity regarding a potential violation of any Law.

Section 3.9             Permits. The Company Group holds all material Permits required for the ownership or use of its assets and properties and the current conduct of its Business (including for the occupation and use of the Leased Real Property) and is in material compliance and has complied with all such Permits in the three years prior to the date hereof. There is no pending or, to the Knowledge of the Company, threatened termination, expiration, suspension or revocation of any such Permits. The Company Group does not conduct business outside of the United States and does not have any assets, operations or employees outside of the United States.

Section 3.10         Litigation. Except as set forth on Schedule 3.10, there are no Actions pending or, to the Knowledge of the Company, threatened, against the Company Group by any Person or before any Governmental Entity and the Company Group is not subject to any Order issued to the Company Group by a Governmental Entity. Except as set forth on Schedule 3.10, to the Knowledge of the Company, there are no Actions pending or threatened against any current or former director, officer or fiduciary of the Company or either Company Subsidiary with respect to which the Company Group may be required to advance expenses or provide indemnification to such Person under the governing documents of the Company Group, any indemnification agreement or applicable Law.

Section 3.11         Employee Benefit Plans.

(a)                Schedule 3.11(a) sets forth a list of each material "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA")) and each other material equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or arrangement which is maintained, sponsored or contributed to (or required to be contributed to) by the Company Group, or under which any member of the Company Group has any liability or a written legally binding obligation (each, an "Employee Benefit Plan"). With respect to each Employee Benefit Plan, the Company has made available to Parent copies of, as applicable: (i) the current plan document; (ii) the most recent summary plan description required to be provided to participants; (iii) the most recent determination or opinion letter received from the Internal Revenue Service ("IRS") for any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and (iv) the most recently filed Form 5500 annual report to the extent such report is required to be filed. Except as set forth on Schedule 3.11(a) or as would not result in a material liability or material cost to the Company or either Company Subsidiary: (x) each Employee Benefit Plan has been administered, funded and operated in compliance with applicable Law and in accordance with its terms; (y) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits and appeals of denied claims); and (z) there are no investigations, audits or examinations pending by the Internal Revenue Service or the U.S. Department of Labor relating to any Employee Benefit Plan and no Employee Benefit Plan is the subject of an examination or audit by the Internal Revenue Service or U.S. Department of Labor or the subject of an application or filing under any voluntary compliance program sponsored by the Internal Revenue Service or U.S. Department of Labor (including the Employee Plans Compliance Resolution System) and any correction required by a closing letter from or closing agreement with the Internal Revenue Service or U.S. Department of Labor with respect to such voluntary compliance program application or filing has been made. Neither the Company nor either Company Subsidiary maintains or contributes to any plan, program, policy, arrangement or agreement with respect to employees (or former employees) employed outside of the United States. All benefits, contributions and premiums required to be made or paid with respect to any Employee Benefit Plan on or before the Closing Date have been timely made or paid in accordance with the terms of such Employee Benefit Plan and all material benefits accrued and reserved under any unfunded Employee Benefit Plan have been paid, accrued or otherwise adequately reserved in all material respects to the extent required by, and in accordance with, GAAP.

(b)               Except as set forth on Schedule 3.11(b) or as required by Law, the consummation of the transactions contemplated hereby will not (i) increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Employee Benefit Plan, (ii) limit or restrict the right of the Company or any Company Subsidiary to amend or terminate any employment, severance, change in control, vacation, paid time off, sick leave, or equity compensation agreement, plan, policy or arrangement for which the Company or any Company Subsidiary has any liability or legally binding obligation, or (iii) require a "gross-up" or "parachute payment" to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

(c)                Neither the Company nor any Company Subsidiary is required to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), and no Employee Benefit Plan is subject to Title IV of ERISA. The Company does not have any liability under Title IV of ERISA as a result of being treated as a single employer with another Person under Section 414 of the Code. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor and nothing has occurred that would adversely affect the qualified status of any Employee Benefit Plan.

(d)               Each Employee Benefit Plan that is a "nonqualified deferred compensation plan" (as defined under Section 409A(d)(1) of the Code) complies with and has been operated and administered in compliance with the applicable requirements of Section 409A of the Code and the regulations thereunder. Neither the Company nor either Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred under Section 409A of the Code.

(e)                Except as set forth on Schedule 3.11(e), other than as required under ERISA or other applicable Law, no Employee Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and to the Knowledge of the Company, neither the Company nor either Company Subsidiary has any obligation to provide an individual with post termination or retiree welfare benefits other than as required under applicable Law.

(f)                With respect to the Employee Benefit Plans, there has been no "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that would result in a material tax or penalty on the Company or either Company Subsidiary under Section 4975 of the Code or Section 502(i) of ERISA.

(g)                Neither the Company nor any Company Subsidiary sponsors, maintains or participates in any "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA.

(h)               Neither the Company nor any Company Subsidiary has any written legally binding obligation to modify or amend any Employee Benefit Plan (other than in the Ordinary Course of Business, consistent with past practices, or as required by Law or to retain the tax qualified status of such plan). Neither the Company nor any Company Subsidiary has any written legally binding obligation to establish any "employee benefit plan" (as defined in Section 3(3) of ERISA).

(i)                 Each Option was granted with an exercise price per share determined in good faith by the board of directors of the Company to be equal to or greater than the fair market value of the underlying Shares on the date of grant based on a reasonable valuation method presumed to result in a reasonable valuation under Treasury Regulation section 1.409A-1(b)(5)(iv)(B)(2) and each Option has a grant date not earlier than the date on which the board of directors of the Company actually awarded the Option.

(j)                 The representations and warranties set forth in this Section 3.11 are the sole and exclusive representations and warranties in respect of employee benefit matters and the Employee Benefit Plans.

Section 3.12         Labor Matters.

(a)                The Company Group is not a party to or bound by any collective bargaining agreement relating to its employees. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company Group. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of the Company or either Company Subsidiary.

(b)               The Company Group is, and for the past three years has been, in material compliance with all applicable Laws respecting labor and employment, including all Laws relating to labor relations, employment policies and practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, whistleblowing, union organization, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees and service providers, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance.

(c)                Except as set forth in Schedule 3.12(c) or as would not result in material liability to the Company Group, for the past three years the Company Group's employees (including, to the Knowledge of the Company, temporary, contingent or contract employees) have been correctly classified as exempt or non-exempt pursuant to the federal Fair Labor Standards Act ("FLSA") and all applicable state and/or local minimum wage and overtime Laws, have not had unlawful deductions made from their compensation, have been paid in accordance with all applicable Laws with respect to the payment of minimum wage, overtime, or any amount due as wages or employment compensation under the Law, and any applicable employment Contract, commission plan or agreement, and bonus or incentive plan, and have been provided with all meal periods and rest breaks required by Law. Except as set forth in Schedule 3.12(c), or as would not result in material liability to the Company Group, the Company Group has for the past 3 years complied with all recordkeeping requirements of the FLSA and applicable state or local minimum wage and overtime Laws.

(d)               To the Knowledge of the Company, the Company Group has no outstanding material liability under the WARN Act.

(e)                The Company has made available to Parent a complete list of all employees of the Company or the Company Subsidiaries, as of the most-recent pay date immediately preceding the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date; and (v) designation as either exempt or non-exempt from the overtime requirements of the FLSA. The Company has made available to Parent accounts as of the date hereof of the current base salary, commissions at 100% performance, bonus percentage and bonus type or commission provided to each such individual, which accounts are complete and correct in all material respects. The Company has made available to Parent copies of each written employment or retention agreement and each written agreement or plan with severance obligations applicable to each Company Employee. Except as set forth in Schedule 3.12(e)(ii) to the Knowledge of the Company no employee (including temporary, contingent, or contract employees) has provided notice of intent to terminate his or her employment.

(f)                The representations and warranties set forth in this Section 3.12 and Section 3.7 (to the extent relating to labor matters) are the sole and exclusive representations and warranties in respect of labor matters.

Section 3.13         Tax Matters. Except as set forth on Schedule 3.13, (a) in the period from the Acquisition Date to the date hereof the Company Group has filed or caused to be filed all Tax Returns that it is required to file (taking into account any applicable extensions) and such Tax Returns are accurate in all material respects, (b) in the period from the Acquisition Date to the date hereof, all Taxes of the Company Group (whether or not shown as due on any Tax Return) required to be paid have been paid, (c) all Taxes that the Company Group is required by Law to withhold in connection with amounts paid to any third party have been duly withheld and have been paid over to the proper authorities to the extent due and payable, (d) in the three years prior to the date hereof, the Company Group has not received any written notice from a taxing authority that such an audit or examination is contemplated or pending which audit or examination is not resolved, (e) the Company Group is not currently the subject of an audit or other examination by a Governmental Entity relating to the payment of Taxes and the Company Group is not presently contesting any Tax applicable to it before any Governmental Entity, (f) in the three years prior to the date hereof, the Company Group has not received a written claim from a Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is subject to taxation by such jurisdiction, (g) the Company Group has not entered into a written agreement or waiver extending any statute of limitations relating to the payment of Taxes of the Company Group, in each case, that has not expired, (h) the Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following: (i) change in method of accounting of the Company Group for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code Section 7121 (or any similar provision of other applicable Law) executed by the Company Group on or prior to the Closing Date or (iii) installment sale or open transaction disposition made, or prepaid amount received or deferred revenue accrued, by the Company on or prior to the Closing Date, (i) to the Knowledge of the Company, every Person who currently provides or has provided service to the Company or either Company Subsidiary has been properly classified by the Company and the Company Subsidiaries as an employee or independent contractor in compliance with all Laws, and (j)  the Company is not, nor has been at any relevant time, a "United States Real Property Holding Corporation" within the meaning of Section 897(c)(2) of the Code. The representations and warranties in Section 3.7 (to the extent relating to Taxes), Section 3.11 (to the extent relating to Taxes) and this Section 3.13 are the sole and exclusive representations and warranties with respect to Taxes (the "Tax Representations") in respect of the Company Group.

Section 3.14         Intellectual Property Rights.

(a)                The Company Group owns, or has a right to use, all Intellectual Property presently used in, or necessary for, the conduct of its Business, as currently conducted, free and clear of all Liens or encumbrances (other than Permitted Liens). Each item of Intellectual Property owned or used by the Company Group immediately prior to the Closing Date shall, be owned and available for use by the Company Group on the same terms and conditions immediately after the Closing Date. Neither this Agreement nor any of the transactions contemplated hereby will result in a termination (or a right to terminate) or other change in the rights of the Company Group with respect to any third party Intellectual Property.

(b)               Schedule 3.14(b) sets forth a complete list of all Intellectual Property Registrations. Except as set forth on Schedule 3.14(b), all such Intellectual Property Registrations have been duly maintained, are valid, subsisting (or, in the case of applications, applied for and active) and, to the Knowledge of the Company, are enforceable.

(c)                In the last five years: (i) the Company Group has not received any written claim contesting the validity, enforceability, registerability, patentability, scope, or ownership of any Company IP; and (ii) there have been no claims brought or otherwise threatened in writing or otherwise by or against Company Group alleging infringement, misappropriation, dilution, or other violation of Intellectual Property of any third party, or a third party offer to take a license to Intellectual Property. To the Knowledge of the Company, no third party is infringing, misappropriating, diluting, or otherwise violating any Company IP.

(d)               Neither the Company IP nor the conduct of the Business by the Company Group currently infringes, misappropriates, dilutes or otherwise violates, or has, in the past three years infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any third party.

(e)                The Company Group has taken steps commercially reasonable under the circumstances to maintain and protect all of the Company IP. Each current and former employee, consultant, and contractor that has contributed to the development of any Company IP has entered into a valid and enforceable written agreement granting a present assignment to Company Group of all Intellectual Property created, conceived, or developed by such Person or entity within the scope of such Person or entity's duties to or engagement by the Company Group and prohibiting such Person or entity from using or disclosing trade secrets or confidential information of Company Group. To the Knowledge of the Company, no such Person or entity is in violation of any such agreement.

(f)                Except as set forth on Schedule 3.14(f), the Company Group has not granted an exclusive license with respect to any Company IP, nor is any Company IP subject to the retention of any exclusive rights or joint ownership, any compulsory license, or any restrictions on its enforceability. Except as set forth on Schedule 3.14(f), the Company Group has not licensed, sublicensed or otherwise granted any right or permission to use any Company IP to any third party.

(g)                Schedule 3.14(g) sets forth all license or royalty Contracts with respect to any Intellectual Property to which the Company Group is a party: (i) as a licensor or otherwise receives royalties (other than licenses granted to customers in the Ordinary Course of Business); and (ii) as a licensee or otherwise pays royalties relating to commercially available off the shelf software that has a total replacement cost of more than $75,000 (each Contract in Schedule 3.14(g), in addition to all unscheduled licenses applicable to software incorporated into the proprietary Software of the Company, excluding Open Source Software, a “License Agreement”). Each License Agreement is binding on the Company or the Company Subsidiary party thereto and, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles, neither the Company Group nor any other party thereto is in default under or in violation of any License Agreement and to the Knowledge of the Company, the Company Group has not received any written notice from another party to such Contracts indicating such party's intention to terminate any License Agreement.

(h)               None of the Company IP has been developed using any funding from a Governmental Entity that, as part of that funding, requires or could reasonably be expected to require any compulsory licensing or other diminution in Intellectual Property protection, licensing, enforcement, or transfer rights as part of its funding terms (whether pursuant to the applicable Contract or applicable Law) and the Company Group has not participated in any standards setting organizations that require as a condition of participation FRAND Intellectual Property licensing or otherwise condition any of the Company's patents.

(i)                 The material source code for the Software owed by the Company Group has been maintained as a trade secret of the Company Group. To the Knowledge of the Company, neither the Company Group nor any Person or entity acting on its behalf has (i) disclosed or delivered, or has any obligation (with or without the passage of time or giving of notice) to disclose or deliver, to any Person or entity, (ii) permitted the disclosure or delivery, or has any obligation (with or without the passage of time or giving of notice) to permit the disclosure or delivery, to any escrow agent or other third party of, or (iii) licensed or otherwise made available, or has any obligation (with or without the passage of time or giving of notice) to license or otherwise make available, any material source code of the Software owned by the Company Group (other than, in the case of each of (i) through (iii), in connection with the transactions contemplated hereby, or with respect to any employees and independent contractors operating for the Company Group's benefit at the time of such disclosure, delivery, licensing, or making available and that were, at such time, subject to a written confidentiality agreement including reasonable protections of such source code).

(j)                 To the Knowledge of the Company, there are no bugs, defects, or errors in any Software owned by the Company Group or used in the operation of its Business that materially and adversely affect the use, functionality, or performance of such Software.

(k)               Schedule 3.14(k) accurately identifies and describes each item of open source, free, shared or public library Software (“Open Source Software”), including any version of any Software licensed pursuant to any GNU public license, that is contained in, integrated with, distributed with, or used by the Company Group in the development or provision of any products or services, and for each such item, the license by which it is bound and whether it has been modified or distributed or made accessible to third parties. To the extent that any proprietary Software of the Company Group incorporates any Open Source Software, the proprietary Software complies with, and has been developed in accordance with, any and all rules, policies, requirements (including notice requirements), and procedures (including the terms of any license agreements or terms of use) governing the use of such Software. No product or service of the Company Group contains, is derived from, is integrated, distributed or made accessible with, or is being developed using any Open Source Software that is licensed or made accessible under terms or used in such a manner that as the Business is currently conducted, (i) imposes a requirement or condition that any such product or service or part thereof (A) be disclosed or distributed in source code form to any third party, (B) be licensed for the purpose of making modifications or derivative works, (C) be available for use by any third party, or (D) be redistributable at no charge, or (ii) otherwise imposes any other material limitation, restriction, or condition on the right or ability of the Company Group to use, provide access to, or distribute any such product or service (including the rights to license, sublicense, resell, distribute, or make accessible any of the products or services of the Company Group, including on a SaaS or software as a service basis, related to its Business, or charge license or subscription fees for any of the foregoing) or the ability of the Company Group to enforce any rights to Company IP.

(l)                 No Software owned by the Company Group and, to the Knowledge of the Company, no third-party Software or Open Source Software licensed to or used by the Company, contains any program routine, device, or other undisclosed feature, including a time bomb, virus, software lock, back door, drop-dead device, termination logic, malicious logic, worm, Trojan horse, or trap door, that is capable of deleting, disabling, deactivating, interfering with, or otherwise harming such Software, or any of the Company Group’s hardware, data, or computer programs or codes, or that is capable of providing access or producing modifications not authorized by the Company Group.

(m)             The computer, information technology and data processing systems, facilities and services used by the Company Group, including all Software, hardware, networks, communications facilities, platforms and related systems (collectively, the “Systems”), are sufficient for the operation of the Business of the Company Group. The Systems are in working condition and sufficiently perform the computing, information technology and data processing operations necessary for the operation of the Business of the Company Group. During the 12 month period ending on the date hereof, there has been no material failure, breakdown or continued substandard performance of any Systems that has caused a material disruption or interruption in or to any customer’s use or the Company Group’s use of the Systems and about which the Company Group has been notified or otherwise has Knowledge. The Company Group makes commercially reasonable back-up copies of data and information critical to the conduct of the Business of the Company Group that is contained on Company Group servers and otherwise maintains commercially reasonable disaster recovery and business continuity plans, procedures, and facilities in connection with the operation of the Business of the Company Group, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures, and such plans and procedures have been proven effective upon such testing in all material respects.

(n)               The Company Group is, in connection with the conduct of the Business of the Company Group, in compliance with, and for the last three years has been in compliance with, all Data Security Requirements in all material respects. In the last three years, no Person or entity (including any Governmental Entity) has commenced any Action or investigation relating to the Company Group’s information privacy or data security practices, including with respect to alleged noncompliance with any Data Security Requirement or the access, disclosure or use of any sensitive or confidential information, including Personal Information, maintained by or on behalf of the Company Group, or, to the Knowledge of the Company, threatened any such Action, or made any complaint, investigation or inquiry relating to such practices or alleged noncompliance with any Data Security Requirements.

(o)               The Company Group has not, in the past three years, experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any sensitive or confidential information, including Personal Information, in the Company Group’s possession, custody or control or otherwise held or processed on its behalf by independent contractors. The Company Group has had no event or occurrence which resulted in the requirement under any Data Security Requirement that it notify Persons or entities, including without limitation any Governmental Entity, of any unauthorized access, disclosure, use or breach of security of any sensitive or confidential information, including Personal Information in the Company Group’s possession, custody or control, or otherwise held or processed on its behalf.

Section 3.15         Brokerage. Except for the amounts being paid to William Blair & Company, L.L.C. or Financial Technology Partners LP and FTP Securities LLC in connection with the consummation of the transactions contemplated hereby, the Company Group has not entered into any other agreement pursuant to which a brokerage commission or finders' fee will be payable in connection with the consummation of the transactions contemplated hereby.

Section 3.16         Related Party Transactions. Except (a) for the Advisory Services Agreement and Stockholders Agreement, (b) for Contracts with directors, officers and employees in respect of employment, Options, Shares, restrictive covenants and other agreements related to employment or the provision of services to the Company Group in the Ordinary Course of Business, (c) for advances to employees in ordinary course, (d) as contemplated by the transactions set forth herein and the SPV Merger Agreement, (e) to the Knowledge of the Company, (1) no director, officer, employee or Equityholder has entered into, since December 31, 2014, any material business arrangement or Contract with the Company or the Company Subsidiaries, (2) no current or former director, officer or Equityholder owns any material asset, tangible or intangible, directly or indirectly, that is used by the Company or the Company Subsidiaries in the Business and (3) to the Knowledge of the Company, no director, officer or employee of the Company or the Company Subsidiaries has any material interest in, or is a director or officer of, any Person that is a material customer, supplier, lessor or lessee of the Company or the Company Subsidiaries. Except for the Advisory Services Agreement, there is no outstanding Indebtedness owed by or to the Company or the Company Subsidiaries to or from any director, officer, employee or Equityholder of the Company or the Company Subsidiaries; and (f) as set forth on Schedule 3.16.

Section 3.17         Customers and Suppliers.

(a)                Schedule 3.17(a) sets forth each customer that has paid aggregate consideration to the Company or either Company Subsidiary for products and services rendered in an amount greater than or equal to $500,000 in the fiscal year ended December 31, 2016, and lists each such customer's associated revenues for such fiscal year ("Significant Customers"). Except as set forth on Schedule 3.17(a) and, to the Knowledge of the Company, (i) all Significant Customers continue to be customers of the Company Group and no Significant Customer has since April 1, 2016, materially reduced or definitively informed the Company Group that it is reducing materially its business with the Company Group from the levels achieved during the fiscal year ended December 31, 2016, or has adversely changed in any material respect or definitively informed the Company Group that for calendar year 2017 it is adversely changing in any material respect the terms of the business that it does with the Company Group in any material respect; (ii) no Significant Customer has in the last six months terminated its relationship with the Company Group or has threatened in writing to do so, in each case, other than in the Ordinary Course of Business; (iii) no Significant Customer has in the last six months provided written notice to the Company Group that, in the event of a merger or sale of the Company Group or the Business, the Company Group or the Business such Significant Customer would cease to be a customer and (iv) no Significant Customer has in the last six months given the Company Group written notice that it is subject to any bankruptcy, insolvency or similar proceeding, and no such proceeding is pending or threatened.

(b)               Schedule 3.17(b) sets forth each supplier to whom the Company or a Company Subsidiary has paid aggregate consideration for products and services rendered in an amount greater than or equal to $150,000 in the fiscal year ended December 31, 2016, and lists each such supplier's associated costs for such fiscal year ("Significant Suppliers"). Except as set forth on Schedule 3.17(b) and, to the Knowledge of the Company, (i) all Significant Suppliers continue to be suppliers or vendors of the Company Group and no Significant Supplier has since April 1, 2016, materially reduced or definitively informed the Company Group that for calendar year 2017 it is reducing materially its business with the Company Group from the levels achieved during the fiscal year ended December 31, 2016, or has adversely changed in any material respect or definitively informed the Company Group that it is adversely changing in any material respect the terms of the business that it does with the Company Group in any material respect; (ii) no Significant Supplier has in the last six months terminated its relationship with the Company Group, or has threatened in writing to do so; (iii) no Significant Supplier has in the last six months provided written notice to the Company Group that, in the event of a merger or sale of the Company Group or the Business, the Company Group or the Business would lose or suffer diminution in the amount supplied from the Significant Supplier and (iv) no Significant Supplier has in the last six months given the Company Group written notice that it is subject to any bankruptcy, insolvency or similar proceeding, and no such proceeding is pending or threatened.

Section 3.18         Material Contracts.

(a)                Except as set forth on Schedule 3.18(a), the Company Group is not a party to any:

(i)                 employment Contract providing for an annual base salary in excess of $200,000, any commission plan or commission agreement that provides for targeted annual commissions in excess of $200,000, or any employment Contract providing for annual base salary plus targeted annual commissions in excess of $200,000;

(ii)               Contract for individual independent contractors or consultants providing for guaranteed annual compensation in excess of $200,000;

(iii)             Contract involving the settlement of any Action in an aggregate amount of $200,000 or more with respect to which (A) any amount remains unpaid (except to the extent the same will be covered by insurance); (B) conditions precedent to the settlement thereof have not been satisfied or (C) any material outstanding financial obligations will remain after the Closing Date;

(iv)             Contract that is a collective bargaining agreement with a labor organization;

(v)               Contract relating to Indebtedness for Borrowed Money or the guarantee, endorsement or repayment by the Company or any Company Subsidiaries of Indebtedness or indebtedness (in the case of a guarantee) of any Person or the granting of Liens (other than Permitted Liens) on any material property or assets of the Company or the Company Subsidiaries;

(vi)             Contract containing covenants prohibiting the Company or a Company Subsidiary from engaging in any line of business in competition with any Person in any geographic area or market or to sell any products or services of or to any other Person;

(vii)           Contract involving a joint venture, partnership or other arrangement pursuant to which the Company or a Company Subsidiary shares profits or losses with any other third Person;

(viii)         Contract that contains a readily ascertainable obligation or commitment of the Company or a Company Subsidiary to make any capital expenditure after the date hereof in excess of $200,000;

(ix)             Contract that obligates the Company or a Company Subsidiary to pay an amount of $175,000 or more after the date hereof and cannot be terminated on 90 days or less prior written notice without payment or penalty;

(x)               Contract involving the acquisition by the Company Group of any business enterprise whether via equity securities, merger, consolidation, asset purchase or otherwise, other than purchases or acquisitions of assets or properties in the Ordinary Course of Business;

(xi)             Contract that is a Government Contract; or

(xii)           Contract with any Significant Customer or Significant Supplier.

(b)               (i) Each Contract listed on Schedule 3.18(a) (each, a "Material Contract") is binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally and by general equitable principles, (ii) to the Knowledge of the Company, neither the Company Group nor any other party thereto is in default under or in violation of a Material Contract; and (iii) to the Knowledge of the Company, the Company Group has not received any written notice from another party to a Material Contract indicating such party's intention to terminate such Material Contract. "Material Contracts" shall not include any Contract that will be fully performed or satisfied as of or prior to Closing.

Section 3.19         Insurance. The Company Group has provided or made available to Parent true and correct copies all policies of, and binders evidencing, any material life, fire, workmen's compensation, real and personal property, vehicular, product liability, director's and officer's liability, fiduciary liability, cyber liability, general liability and other forms of material insurance owned or maintained by the Company or either Company Subsidiary (collectively, the "Insurance Policies"). To the Knowledge of the Company, such Insurance Policies are in full force and effect and no notice of cancellation or termination or non-renewal has been received with respect to any such Insurance Policy. All premiums due for such Insurance Policies have been paid, and neither the Company nor either of the Company Subsidiaries is in default with respect to the obligations under any of the Insurance Policies or has otherwise failed to comply in any material respect with the terms and conditions of the Insurance Policies. Except as set forth on Schedule 3.19, to the Knowledge of the Company there have been no claims made under any of the Insurance Policies since December 31, 2015.

Section 3.20         Environmental Matters. (a) The Company Group is and, in the two years prior to the date hereof, has been, in material compliance with applicable Environmental Laws, (b) the Company Group has obtained and is in compliance with all material permits required by applicable Environmental Laws for the present operation or occupation of its properties, assets and business, (c) in the two years prior to the date hereof, the Company Group has not received any written notice from any Governmental Entity of any material violation of, or material liability under, any applicable Environmental Law, (d) the Company Group is not subject to any outstanding material Order issued by a Governmental Entity pursuant to any applicable Environmental Law and (e) there are no Actions pending, or to the Knowledge of the Company, threatened, against the Company Group pursuant to applicable Environmental Laws. The representations and warranties set forth in this Section 3.20 are the sole and exclusive representations and warranties with respect to environmental matters or Environmental Laws in respect of the Company Group.

Section 3.21         Real Property.

(a)                The Company Group does not own any real property.

(b)               Schedule 3.21(b) sets forth the address of each Leased Real Property and a complete list of all leases for such Leased Real Property. Except as set forth on Schedule 3.21(b), (i) the Company or Company Subsidiary party thereto, as the case may be, has not subleased any portion of the Leased Real Property, (ii) such leases are binding, enforceable and in full force and effect, subject to proper authorization and execution of such leases by the respective parties thereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors' rights generally and by general equitable principles, (iii) the Company Group's possession and quiet enjoyment of the Leased Real Property under such leases has not been disturbed; (iv) neither the Company or either Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other party to such leases, has materially breached such leases; and (v) to the Knowledge of the Company, no event has occurred and no condition exists that might, with the giving of notice or the passage of time, or both, constitute a material default under such leases by the Company or Company Subsidiary party thereto. The Leased Real Property identified in Schedule 3.21(b) comprises all of the real property used in the business of the Company Group.

Section 3.22         Healthcare and Privacy Regulatory Compliance.

(a)                To the Company’s Knowledge, the Company Group is not and has not been in violation in any material respect of any applicable privacy policy or terms of use or of any Law to which it is subject relating to the privacy and security of patient identifiable healthcare information and personal data, including, to the extent applicable, the Privacy Act of 1974, the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, including the Health Information Technology for Economic and Clinical Health Act at Section 13400 et seq. of the American Recovery and Reinvestment Act of 2009 (“HIPAA”), and all rules or regulations promulgated thereunder, regulations and any guidance that has the force of law issued by the Federal Trade Commission, and any other privacy and security of personal information Laws, including state data breach notification Laws, state social security number protection Laws, and all other applicable Laws, including the Telemarketing Consumer Fraud and Abuse Prevention Act of 1994, applicable state and federal wiretap laws, the Telemarketing Sales Rule, Telephone Consumer Protection Act and the CAN-SPAM Act of 2003, governing the ability to contact individuals (collectively, the “Healthcare Information Laws”). To the Company's Knowledge, the Company Group has not in the last four years received any written notice of or any oral communication of any material default or material breach under any Contract (including any business associate agreement) relating to privacy and security of patient identifiable healthcare information and personal data. The Company Group has such policies, programs, procedures, Contracts and systems, as are necessary to comply with the Healthcare Information Laws and with the obligations of the Contracts and HIPAA business associate agreements currently in effect that the Company Group is party to; to the Knowledge of the Company such policies, programs, procedures, Contracts and systems have been in effect for all periods required by Law, with such updates as necessary to comply with Healthcare Information Laws and with the requirements of such Contracts and business associate agreements. The Company Group has entered into a written agreement as described in 45 C.F.R. § 164.504(e)(2) in each case in which the Company Group is acting as a business associate as defined in 45 C.F.R. § 160.103 or in which the Company Group is required by any such written agreement to enter into a subcontract agreement with a third party as described in 45 C.F.R. § 164.504(e)(2)(ii)(D). In the last four years the Company Group has not received written notice from or, to the Company’s Knowledge, any oral communication from any Governmental Entity of any violation or alleged violation by Company Group of any Healthcare Information Laws. To the Knowledge of the Company the Company Group has not discovered (as that term is used in 45 C.F.R. § 164.404) any breach of information security that would constitute (i) a “breach of security” (as defined in 16 C.F.R. § 318.2), (ii) a “breach” (as defined in 45 C.F.R. § 164.402) or (iii) a breach under Healthcare Information Laws that require notification.

(b)               Except as set forth on Schedule 3.22(b), to the Knowledge of the Company in the last seven years the Company Group has not received any written or oral communication from a Governmental Entity that alleges the Company Group is not in compliance with any Healthcare Law. In the last four years, neither the Company Group nor any director or officer, nor, to the Company's Knowledge, any employee or agent of the Company Group has been subpoenaed, charged, subject to a written inquiry, audit, investigation, or any other regulatory or enforcement Action by, a Governmental Entity in connection with any Healthcare Law. To the Company's Knowledge, in the last four years no Person has filed or has threatened to file against the Company Group an Action under any federal or state whistleblower statute including under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

(c)                The Company Group has not (i) caused to be made, or made, any contributions, payments or gifts to, or for the private use of, any government official, employee or agent in violation of any Healthcare Law, (ii) maintained any unrecorded fund or asset for the purpose of violating any Healthcare Law, or (iii) offered, paid, received or solicited any remuneration; or established or maintained any client, reseller or other relationship in a manner that constitutes a violation by the Company Group of the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) or the Federal False Claims Act 31 U.S.C. §§ 3729–3733.

(d)               Neither the Company Group, nor to the Knowledge of the Company, any director or officer, employee, or agent of the Company Group: (i) has been charged with or convicted of any criminal offense related to the delivery of an item or service under a state or federal health care program (including, but not limited to, Medicare or Medicaid); (ii) has been debarred, excluded or suspended from participation in any state or federal health care program (including, but not limited to, Medicare or Medicaid); (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act (42 U.S.C. § 1320a-7a); (iv) is currently listed on the U.S. General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, the U.S. Department of Health and Human Services, Office of Inspector General, List of Excluded Individuals/Entities, or any debarment or exclusion list maintain by a state agency; or (v) is the target or subject of any current or potential investigation or Action relating to Medicare, Medicaid, or any other state or federal health care program-related offense. The Company Group has not been involved in the production or distribution of any item that is actively regulated by FDA as a "device," as that term is defined in Section 201(h) of the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321(h).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing as follows:

Section 4.1             Due Organization, Corporate Power and Qualification.

(a)                Parent is a corporation duly incorporated under the Laws of Delaware and Merger Sub is a corporation duly incorporated under the Laws of Delaware and each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)               Each of Parent and Merger Sub is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or good standing would not be reasonably likely to (i) prevent, or result in any delay in the consummation of the transactions contemplated hereby, (ii) have a material adverse effect on Parent or Merger Sub or (iii) result in any liability to the Company or any Equityholder in connection therewith.

(c)                All of the issued and outstanding equity interests of Merger Sub are owned directly by Parent's wholly owned subsidiary, free and clear of any Liens.

Section 4.2             Authorization; Noncontravention.

(a)                Parent has the requisite corporate power and authority, and has taken all corporate action necessary or required, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary or required, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly authorized and approved by the boards of directors of Parent and Merger Sub and by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company and Representative, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and by general equitable principles.

(b)               The execution and delivery of this Agreement do not, and the consummation by Parent and Merger Sub on the Closing Date of the transactions contemplated hereby will not: (i) conflict with any of the provisions of the certificate of incorporation, bylaws or any shareholders agreement of Parent or the certificate of incorporation or bylaws of Merger Sub, (ii) conflict with, result in a breach of or default under any material contract to which Parent or Merger Sub is a party or (iii) subject to the filings required under the Antitrust Laws and the termination of applicable waiting periods, contravene any law applicable to Parent or Merger Sub which, in the case of clauses (ii) and (iii) above, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or affect in any material respect their ability to timely consummate the transactions contemplated by the Agreement.

Section 4.3             Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other third party which has not been received or made, is necessary or required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated hereby, except for the filing of the Company Merger Certificate, or any other consents or filings which, if not made or obtained, would be reasonably likely to (a) prevent, or result in any delay of the consummation of the transactions contemplated hereby, (b) have a material adverse effect on Parent or Merger Sub or (c) result in any liability to the Company or any Equityholder in connection therewith.

Section 4.4             Brokerage. Except for the amounts being paid by Parent to Citi Corporate and Investment Banking – Global Healthcare Group in connection with the consummation of the transactions contemplated hereby, no banker, broker, agent or other Person acting for or on behalf or at the behest of Parent or Merger Sub or any Affiliate thereof is, or will be, entitled to any fee or commission (including any broker's or finder's fees) in connection with this Agreement or any of the transactions contemplated hereby.

Section 4.5             Merger Sub's Operations. Merger Sub has not engaged in any business activities or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with the transactions contemplated hereby.

Section 4.6             Funds. It is the intention of the Parties that the obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are not in any way contingent upon or otherwise subject to Parent's or Merger Sub's consummation of any financing arrangement, Parent's or Merger Sub's obtaining of any financing or the grant, provision or extension of any financing to Parent or Merger Sub. As of the execution of this Agreement, Parent and Merger Sub have, and as of the Closing, Parent and Merger Sub will have, sufficient unrestricted cash on hand and availability under the revolving credit facility of Parent and its Affiliates available for use by Parent to complete the transactions contemplated by this Agreement and pay the Merger Consideration and all fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby, including the aggregate amount of Indebtedness for Borrowed Money and Transaction Expenses, and such payments would not be in violation of the terms of the Contract or instrument governing the terms of such revolving credit facility.

Section 4.7             Solvency. Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. After giving effect to the transactions contemplated hereby, Parent and the Surviving Corporation and its subsidiaries will be Solvent.

Section 4.8             Litigation. There is no lawsuit before any Governmental Entity pending against or affecting Parent or its Affiliates that could adversely affect in any material respect the transactions contemplated hereby.

Section 4.9             Contact with Customers and Vendors. No Parent Person has, without the prior consent of the Company, directly or indirectly contacted any current or former vendor, customer, reseller, distributor, contractor, employee or other business relation of the Company Group prior to the date hereof or engaged in any discussions with any vendor, customer, reseller, distributor, contractor, employee or other business relation of the Company Group in connection with or related to the transactions contemplated hereby.

Section 4.10         Investment Intent. Parent is acquiring shares of common stock of the Surviving Corporation for its own account, for investment purposes only and not with any present intention of distributing or selling such shares in violation of the federal securities Laws or any applicable foreign or state securities law. Parent qualifies as an "accredited investor," as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act. Parent understands that the acquisition of the shares being acquired hereunder involves substantial risk. Parent and its Affiliates have substantial knowledge and experience in financial and business matters and are fully capable of evaluating the merits and risks of its investment in such shares. Parent can bear the economic risk of its investment (which may be for an indefinite period). Parent understands that the shares it is acquiring have not been registered under the Securities Act and therefore may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the shares and that there can be no assurance that a public market will develop.

ARTICLE V
COVENANTS AND OTHER AGREEMENTS

Section 5.1             Interim Covenants.

(a)                Operating Covenant. The Company covenants and agrees that, during the period from the date of this Agreement until the Closing, except as required by Law or otherwise expressly contemplated, required or permitted by this Agreement, or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (i) the Business of the Company Group shall be conducted only in the Ordinary Course of Business, (ii) to the extent consistent with conducting the Business in the Ordinary Course of Business, the Company shall use commercially reasonable efforts on behalf of itself and the Company Subsidiaries to preserve substantially intact its and their business organization, material properties, assets and technology, maintain or renew existing insurance policies, preserve and protect from infringement its and their Intellectual Property, perform in all material respects its and their obligations under all material Contracts and maintain all material Licenses, and (iii) to the extent consistent with conducting the Business in the Ordinary Course of Business, the Company shall use commercially reasonable efforts to preserve its and the Company Subsidiaries' present relationships with material customers, clients, vendors, suppliers, distributors, and other Persons with which it has or the Company Subsidiaries have material business relations except for changes in the Ordinary Course of Business. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, except as otherwise expressly contemplated by this Agreement, as set forth on Schedule 5.1, as required by Law, neither the Company nor any of the Company Subsidiaries shall, directly or indirectly, without the prior written consent of Parent, which will not be unreasonably withheld:

(i)                 amend or otherwise change its Certificate of Incorporation or Bylaws or any similar governing instruments or enter into, amend, modify or terminate any agreement with any stockholders in their capacity as such, except as expressly contemplated by this Agreement;

(ii)               issue, deliver, sell, pledge, dispose of, grant or award any options, warrants, convertible securities or other rights or equity securities of any kind (including stock appreciation rights, phantom stock or similar instruments) of the Company or any of the Company Subsidiaries (except for the issuance of Shares upon the exercise of Options as outstanding as of the date of this Agreement and as required by the terms of the Option Plans);

(iii)             (A) enter into, materially amend, modify, grant a waiver under, accelerate or terminate (other than as a result of a lapse of time or automatically by its terms) any Contract that contains a readily ascertainable obligation of (x) the Company to pay a supplier an amount of $100,000 or more after the date hereof or (y) a customer to pay the Company an amount of $300,000 or more after the date hereof or (B) enter into, materially amend, modify, grant a waiver under, accelerate or terminate or engage in any transactions set forth in Section 3.16, which if taken prior to the date hereof would require disclosure on Schedule 3.16, if such transactions would result in liability of the Company Group after Closing;

(iv)             other than (A) as required pursuant to any existing Contract, (B) in respect of amounts that will be included in Transaction Expenses, (C) in respect of the Company's 2017 forecasted merit-based compensation pool, (D) in respect of the Company Group's 2016 annual corporate bonus program or (E) in respect of the Company Group's 2017 sales compensation plans, (1) increase the salary, wages, severance, bonus or commission opportunity or other compensation payable or to become payable to any officer, employee at the vice president level or higher, director of the Company or the Company Subsidiaries, (2) enter into any new written employment or consulting agreement with any of its present or former directors, officers, employees, consultants or contractors that would involve any cash payments after the Closing; (3) grant any material increase in benefits under any Employee Benefit Plan, materially amend or terminate any Employee Benefit Plan or adopt or become obligated with respect to any new Employee Benefit Plan, (4) enter into any agreement with any labor organization; or (5) hire, promote, or terminate the employment of (other than for cause, as determined by the Company consistent with past practice) any (x) sales employee who has target annual compensation greater than $250,000 or (y) officer or employee at the vice president level or higher (other than a sales employee) who has target annual compensation greater than $175,000;

(v)               other than the matter set forth on Schedule 6.2(a), (A) settle or compromise any Action except where (1) the amount paid in settlement or compromise of such matter, in each case, would not exceed $100,000 and, in all such cases, would not exceed $250,000 in the aggregate and (2) such settlement or compromise only involves monetary relief; (B) knowingly and intentionally waive or release any material right of the Company or either of its Company Subsidiaries under any Material Contract (other than as a result of a lapse of time or automatically by its terms); or (C) institute any Action (other than pursuant to or in respect of this Agreement); provided that the Company will use commercially reasonable efforts to consult with a designated representative of Parent as to the matters listed in Items 1 and 3 of Section 5.1(a)(v) of Schedule 5.1 and will not settle the matter set forth in Item 3 of Section 5.1(a)(v) of Schedule 5.1 without the written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed);

(vi)             enter into any agreement which contains any provisions requiring the Company or either Company Subsidiary to indemnify any other Person (excluding the Company Group and indemnities contained in agreements for the purchase, sale or license of products or services entered into in the Ordinary Course of Business);

(vii)           enter into any Contracts (A) containing any non-competition, exclusivity or other similar restrictions on the Company or either Company Subsidiary, (B) containing a “most-favored-nation” or similar term that requires preferential pricing or treatment, (C) containing take-or-pay obligations, or (D) prohibiting freely engaging in any business anywhere in the world;

(viii)         enter into any lease for real property;

(ix)             lease, license, transfer, encumber or otherwise dispose of, abandon or fail to maintain, or agree to lease, license, transfer, encumber or otherwise dispose of, abandon, allow to lapse or fail to maintain, or to grant or suffer to exist any Lien or encumbrance on, any of its assets, properties or rights, other than in the Ordinary Course of Business;

(x)               make any material changes to its cash management customs and practices (including the timing of collection of receivables and payment of payables and other current liabilities and the management of working capital);

(xi)             enter into any agreement granting any rights of first refusal, right of first offer, right of first negotiation or similar rights to any Person with respect to the sale of any assets material to the Company or the Company Subsidiaries taken as a whole;

(xii)           enter into any hedge, swap, derivative or similar Contract;

(xiii)         take any action set forth in Section 3.7(b) which if taken prior to the date hereof and after March 31, 2016 would require disclosure on Schedule 3.7; or

(xiv)         agree to take (whether by Contract or otherwise) or authorize any of the actions described in Section 5.1(a)(i) through (xiii).

Nothing contained in this Agreement shall: (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Company Group; (B) prohibit or restrict the Company Group's ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (including any revolving line of credit or similar facility provided for thereunder) in the Ordinary Course of Business; (C) require the Company or any Company Subsidiary to make capital expenditures or (D) except with respect to declaring or paying cash dividends due and owing in respect of the Series A Shares, restrict the ability of the Company Group to declare or pay any cash dividends out of cash reflected on the 2016 Unaudited Financial Statements and cash generated from operations by the Company thereafter if the Company is also in compliance with subsection (x) as to collection of receivables and payment of payables or pay any Transaction Expenses or Indebtedness, in each case, prior to the Adjustment Time. For purposes of clarity, compliance by the Company Group with the various restrictions set forth in Sections 5.1(a)(i) through (a)(xiv) shall not be deemed to be a breach of any of the affirmative obligations set forth in the first sentence of Section 5.1(a).

(b)               Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.7. The Company and Representative shall take all actions necessary to consummate the SPV Merger immediately prior to the Effective Time.

(c)                Exclusivity. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VII and (ii) the Closing Date, the Company Group shall not, and shall cause its Affiliates and direct its Agent to not, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company Group shall immediately cease and cause to be terminated, and shall direct its Agents and cause its Affiliates to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or either Company Subsidiary; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or either Company Subsidiary; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company Group's properties or assets, in each case, other than in respect of the transactions contemplated hereby or by the Ancillary Documents. The Company Group agrees that the rights and remedies for noncompliance with this Section 5.1(c) shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

(d)               Access to Information. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VII and (ii) the Closing Date, the Company shall grant to Parent and its authorized Agents reasonable access, during normal business hours and upon reasonable notice, to senior management, the properties and the books and records of the Company Group; provided that (A) such access does not unreasonably interfere with the normal operations of the Company Group, (B) all requests for access shall be directed to William Blair & Company, L.L.C. or Financial Technology Partners LP and FTP Securities LLC or such other Persons designated by the Company in writing and (C) nothing herein shall require the Company Group to provide access to, or to disclose any information to, Parent or any other Person if such access or disclosure (1) would be in violation of applicable laws or regulations of any Governmental Entity (including Antitrust Laws), (2) would be a violation or constitute a breach of any provision of any Contract to which the Company or any Company Subsidiary is a party or (3) could jeopardize any attorney/client privilege (provided that the Company shall, to the extent reasonably feasible, advise Parent in writing of the subject matter of any information the Company is not furnishing to Parent pursuant to the foregoing and shall to the extent reasonably feasible enter into arrangements with Parent to allow Parent access to such information).

(e)                Communications. Prior to the Closing, Parent and John Shagoury, the president and chief executive officer of the Company (or his successor in the event of death or disability), will coordinate and mutually agree upon a communications plan in respect of the employees, customers and other material business relations of the Company Group and in accordance therewith Parent and its Agents will be provided with reasonable access to such Persons; provided that, for the avoidance of doubt, nothing herein is intended to prohibit Parent and its Agents from communicating with, or engaging in business with, any customers or suppliers that are also customers or suppliers of the Company Group so long as such communication is in the Ordinary Course of Business and unrelated to the transactions contemplated by this Agreement.

(f)                With respect to the matter set forth on Schedule 6.2(a), the Company covenants and agrees that, during the period from the date of this Agreement until the Closing, the Company shall (i) promptly notify Parent of each substantive communication made to or received by the Company Group from the claimant in such matter, each pleading or filing with or submission to any Governmental Entity by the claimant or the Company Group and any communication received by the Company Group from any Governmental Entity with respect to such matter; (ii) permit Parent to review in advance each proposed material written communication by the Company Group to the claimant and each proposed pleading or filing with or submission to any Governmental Entity by the Company Group with respect to the matter and incorporate reasonable comments of Parent thereto; (iii) not admit any liability with respect to such matter without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); and (iv) not, without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed), consent to a settlement of, or the entry of any judgment arising from, such matter that (A) does not include as an unconditional term thereof the giving by the claimant to the Company Group of a complete release from all liability in respect of such matter, (B) includes any relief (including any amendment of any restrictive covenant to which the claimant is a party) other than (x) payment of a monetary amount that is paid by the Company Group prior to Closing or, if payable after Closing, the Company agrees at or prior to Closing to reduce the Closing Merger Consideration otherwise payable to Equityholders hereunder by such payment or (y) in respect of confidentiality (except for disclosure required by law) and a release by the Company Group of claims against claimant in respect of such matter, or (C) includes a finding or admission of any violation of Law or any violation of the rights of any Person by the Company Group or any employee of the Company Group.

Section 5.2             Confidentiality. Subject to Section 5.5, each of the Company (on behalf of itself, the Company Subsidiaries and their respective Agents) and Parent (on behalf of itself, Merger Sub and their respective Agents) acknowledges that it remains bound by the provisions of the Confidentiality Agreement by and between the Company and Parent, dated November 8, 2016 ("Confidentiality Agreement") until the Closing, at which time the Confidentiality Agreement will terminate and be of no further force and effect. The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter for the two years from the date of termination of this Agreement; provided, however, nothing therein shall be deemed to limit disclosures in connection with legal proceedings between the Parties, including to the extent necessary to enforce the Parties' rights hereunder.

Section 5.3             Antitrust Laws.

(a)                Each of Parent and the Company shall (i) as promptly as practicable, but in no event later than three business days after the date hereof, take all actions necessary to file or cause to be filed any filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including the Notification and Report Forms required pursuant to the HSR Act (and, in connection therewith, request early termination); (ii) use reasonable best efforts to take all actions necessary to obtain the required consents from Antitrust Authorities and (iii) at the earliest practicable date, comply with any formal or informal written request for additional non-privileged information or non-privileged documentary material received by it or any of its Affiliates from any Antitrust Authority. Subject to applicable Law, each of Parent and the Company will: (A) promptly notify each other of any written communication made to or received by Parent or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby; (B) permit each other to review in advance any proposed written communication to any such Antitrust Authority and incorporate reasonable comments thereto; (C) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Antitrust Authority, gives the other Party the opportunity to attend and (D) furnish each other with copies of all correspondence, filings (other than attachments to each Party's Notification and Report Form under the HSR Act) and written communications between such Party and their Affiliates and their respective Agents, on one hand, and any such Antitrust Authority, on the other hand, in each case, with respect to this Agreement and the transactions contemplated hereby.

(b)               Without limiting the foregoing, Parent shall use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law so as to (i) enable the Parties hereto to close the transactions contemplated hereby as promptly as possible and (ii) avoid any lawsuit by any Governmental Entity which would otherwise have the effect of preventing or materially delaying the Closing beyond the End Date. In furtherance of the foregoing, Parent's efforts shall include (A) defending through litigation on the merits, including appeals, any Action under any Antitrust Law asserted against Parent in any court; (B) proposing, negotiating, committing to and effecting, by consent decree, hold separate Order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent, its Affiliates or the Company Group, including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses; (C) agreeing to any limitation on the conduct of Parent, its Affiliates and the Company Group; and (D) using its commercially reasonable efforts to take any other action as may be required by a Governmental Entity in order to (1) obtain all necessary consents, approvals and authorizations as soon as reasonably possible, and in any event before the End Date; (2) avoid the entry of or to have vacated, lifted, dissolved, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect as part of any lawsuit and that prohibits, prevents or restricts consummation of the transactions contemplated hereby and (3) effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or materially delaying the Closing beyond the End Date. Notwithstanding anything to the contrary in this Agreement, including this Section 5.3, in no event will Parent or any of its Affiliates be required to (x) sell, divest, lease, license, transfer, dispose of or hold separate any portion of the assets or businesses of Parent or any of its Affiliates or the Company Group representing, in the aggregate, in excess of $15,000,000 of revenue generated by Parent and its Affiliates and the Company Group on a combined basis between (and inclusive of) January 1, 2016 and December 31, 2016, (y) agree or consent to any restriction or limitation on the conduct of Parent, its Affiliates and the Company Group or otherwise take or commit to take any action, including any action that limits Parent’s or any of its Affiliates’ freedom of action with respect to, or their ability to retain and operate, the businesses or the assets of Parent and its Affiliates (including the Company Group) to the extent such restrictions, limitations and actions, individually or in the aggregate, would reasonably be expected to increase the costs of Parent and its Affiliates (including the businesses and assets of the Company Group) by over $2,000,000 in any 12-month period or to reduce the revenue of Parent and its Affiliates (including the businesses and assets of the Company Group) by over $15,000,000 in any 12-month period or (z) agree or consent to any limitations or restrictions on Parent's ability to own, vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation. For the avoidance of doubt, except as expressly set forth in the immediately preceding sentence, in no event will Parent or any of its Affiliates be required to sell, divest, dispose of or hold separate any portion of its or their assets or businesses or the assets and business of the Company Group or agree to any restriction or limitation on the conduct of Parent, its Affiliates and the Company Group or take any action, including any action that limits in any way Parent's or any of its Affiliates' freedom of action with respect to, or their ability to retain and operate, the assets and businesses of Parent and its Affiliates and the assets and businesses of the Company Group. The Company Group shall not agree or consent to the sale, divestiture or disposition of assets or businesses of the Company Group or any limitation on the conduct of the Company Group without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed in accordance with the foregoing provisions of this Section).

(c)                Subject to Parent’s obligations under clause (b) above, Parent’s and the Company’s obligations under this Section 5.3 shall include the obligation to cooperate and use their respective reasonable best efforts to defend any Actions, whether judicial or administrative, challenging the consummation of the Merger or the other transactions contemplated hereby, including any Action under the HSR Act or pursuant to federal or state antitrust laws; provided that the Parties shall not be obligated to appeal or to pursue any proceedings to vacate, lift, reverse or overturn any permanent or final Order that prohibits, prevents, or restricts the consummation of the Merger or the other transactions contemplated hereby. In the event any such Action is commenced against any member of the Company Group, Parent shall have the right, at its own expense, to participate therein, and the Company will not settle any such Action without the consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed.

Section 5.4             Directors' and Officers' Insurance. With respect to the ForeFront Portfolio 3.0 insurance policy, No. 8223-9803, issued by Federal Insurance Company for the policy period of July 1, 2016-July 1, 2017 ("Policy No. 8223-9803"), at or prior to the Closing Date, the Company shall purchase and maintain an extended reporting period or other similar applicable run-off coverage provision extending coverage under the "Directors & Officers and Entity Liability Coverage Part" and the "Fiduciary Liability Coverage Part" of Policy No. 8223-9803 for claims made for a period of six years after the Closing Date based on alleged wrongful acts occurring through the Closing Date ("Run-Off Coverage"); provided, however, that Parent and the Surviving Corporation shall not be required to pay annual premiums for any such policy or policies in excess of 300% of the last annual premium for Policy No. 8223-9803 paid by the Company Group prior to the date hereof. If any future annual premiums exceed 300% of the last annual premium for the coverage provided by Policy No. 8223-9803, then Parent and the Surviving Corporation shall remain obligated to provide and maintain the broadest amount of coverage as may be obtained to replace such policy for an annual premium equal to 300% of the last annual premium for Policy No. 8223-9803. Parent shall upon receipt thereof furnish a copy of such insurance policy to Representative to provide to each current beneficiary thereto. The Surviving Corporation shall control in good faith all claims submitted for coverage under the Run-Off Coverage or any replacement insurance policy; provided that the Surviving Corporation may not settle any such claims without the prior written consent of the Representative, which consent will not be unreasonably withheld, conditioned or delayed.

Section 5.5             Press Release. The Parties agree that (i) there will be an initial press release with respect to the execution of this Agreement to be mutually agreed upon and issued at a date to be mutually agreed upon by Parent and Representative following the execution and delivery of this Agreement, which shall be a release by Parent and (ii) there will be press releases with respect to the closing of the transactions contemplated hereby to be mutually agreed upon and issued promptly following the Closing by both Parent and Representative. Nothing herein shall restrict or prohibit (A) the Company Group from making announcements to its employees, customers and other business relations in accordance with Section 5.1(e) to the extent such it determines in good faith that such announcement is necessary or advisable or (B) Representative and its Affiliates from providing information about the subject matter of this Agreement and the Company Group (including their performance and improvements) in connection with fund raising marketing, informational or reporting activities. Nothing herein limits any Party from making announcements, statements or acknowledgements that such Party is required by applicable Laws or the requirements of any national securities exchange to make, issue or release, or limit Parent from making any disclosures that it deems necessary or advisable to be made in filings with the SEC.

Section 5.6             Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys', accountants' and investment bankers' fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party's obligations hereunder and the consummation of the transactions contemplated hereby; provided that, Parent shall pay (or reimburse the Company) and be fully responsible for (a) all filing fees under the Antitrust Laws; (b) the premiums and any other costs related to the policy providing for Run-Off Coverage pursuant to Section 5.4 and any other tail policies required to be obtained pursuant to the R&W Policy; and (c) all premiums, commitment, diligence, underwriting and similar fees or expenses incurred with respect to the R&W Policy.

Section 5.7             Preservation of Records. For a period of seven years after the Closing Date or such other longer period as required by applicable law, the Surviving Corporation and its subsidiaries shall preserve and retain all corporate, accounting, legal, auditing, human resources and other books and records of the Company Group (including (a) any documents relating to any lawsuits or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Tax matters of the Company Group for all Pre-Closing Tax Periods) relating to the conduct of the business and operations of the Company Group prior to the Closing Date.

Section 5.8             Tax Matters.

(a)                Intermediary Transaction Tax Shelter. Parent will not take any action with respect to the Company Group that would cause the transactions contemplated hereby to constitute part of a transaction that is the same as, or substantially similar to, the "Intermediary Transaction Tax Shelter" described in Internal Revenue Service Notices 2001-16 and 2008-111.

(b)               Post-Closing Actions. Following the Closing, none of Parent, the Surviving Corporation or any of its or their subsidiaries or Affiliates shall make any election under Code Sections 336(e) or 338 (or any similar provision of local, state, or non-U.S. law) with respect to the transactions contemplated hereby. Following the Closing, none of Parent, the Surviving Corporation or any of its or their subsidiaries or Affiliates shall, without the prior written consent of Representative (which written consent shall not be unreasonably withheld, conditioned or delayed, it being understood that it would be unreasonable to withhold consent if any such action is required by applicable Tax Laws): (i) amend any Tax Return to the extent that such Tax Return relates to the activities of the Company in any Pre-Closing Tax Period, (ii) make or change any Tax election or Tax accounting method or practice with respect to or that has retroactive effect to the activities of the Company in any Pre-Closing Tax Period or Pre-Closing Straddle Period, or (iii) initiate or participate in any voluntary disclosure (or other communication reasonably expected to have a similar effect) with any taxing authority with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period; provided, in each case, however, that following (A) either the expiration of the applicable survival period pursuant to Section 6.1 or (B) if earlier, the time at which Parent or its Affiliates could no longer make a claim against the Indemnity Escrow Amount, Parent, the Surviving Corporation, or any of its or their subsidiaries or Affiliates may take such action without the consent of the Representative if such action does not adversely affect the Equityholders.

(c)                Responsibility for Filing Tax Returns.

(i)                 Parent shall prepare and timely file or cause to be prepared and timely filed all Tax Returns of the Company and the Company Subsidiaries for Pre-Closing Tax Periods after giving effect to any valid extensions of the due date for filing any such Tax Returns. Such Tax Returns will be prepared in a manner consistent with the Tax positions taken by the Company and the Company Subsidiaries in prior years so long as such Tax positions are in compliance with applicable Law. Such Tax Return will treat the SPV Merger in a manner consistent with such tax treatment as set forth in the SPV Merger Agreement. Parent will submit such Tax Returns to Representative for review and approval at least 20 business days prior to the due date (after giving effect to any valid extensions), which approval shall not be unreasonably withheld, conditioned or delayed; provided, in each case, however, that following either (A) the expiration of the applicable survival period pursuant to Section 6.1 or (B) if earlier, the time at which Parent or its Affiliates could no longer make a claim against the Indemnity Escrow Amount, Parent, may take such action without the consent of the Representative if such action does not adversely affect the Equityholders. Within 10 business days after receipt thereof, Representative will give notice to Parent of any dispute with respect to such Tax Returns. Parent and Representative will attempt to resolve any disputes with respect thereto within 10 business days. Any matters unresolved after such period will be resolved using the dispute resolution procedures set forth in Section 2.5(c) mutatis mutandis. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Parent deems correct without prejudice to the resolution of such dispute; provided that, once resolution of such dispute has been determined, such Tax Return shall be amended, if necessary, to include the final resolution of such dispute. Transaction Tax Deductions shall be claimed on the U.S. federal (and applicable state, local and non-U.S.) tax returns of the Company Group for the Pre-Closing Tax Period ending on the Closing Date to the extent such items are "more likely than not" deductible in such Pre-Closing Tax Period. To the extent the Transaction Tax Deductions are not fully utilized in such period, Parent shall cause the Company Group to elect to carry back any item of loss, deduction or credit from any Transaction Tax Deductions to prior taxable years to the fullest extent permitted by applicable Law.

(ii)               Parent will prepare and file in a timely manner all Tax Returns required to be filed by the Company and the Company Subsidiaries for any Straddle Period after giving effect to any valid extensions of the due date for filing any such Tax Returns. Such Tax Returns will be prepared in a manner consistent with the Tax positions taken by the Company and the Company Subsidiaries in prior years so long as such Tax positions comply with applicable Law. Parent will submit such Tax Returns to Representative for review and approval at least 10 business days prior to the due date (after giving effect to any valid extensions), which approval shall not be unreasonably withheld, conditioned or delayed; provided, in each case, however, that following either (A) the expiration of the applicable survival period pursuant to Section 6.1 or (B) if earlier, the time at which Parent or its Affiliates could no longer make a claim against the Indemnity Escrow Amount, Parent, may take such action without the consent of the Representative if as such action does not adversely affect the Equityholders. Within 10 business days after receipt thereof, Representative will give notice to Parent of any dispute with respect to such Tax Returns. Parent and Representative will attempt to resolve any disputes with respect thereto with 10 business days. Any matters unresolved after such period will be resolved using the dispute resolution procedures set forth in Section 2.5(c) mutatis mutandis. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner which Parent deems correct without prejudice to the resolution of such dispute; provided that, once resolution of such dispute has been determined, such Tax Return shall be amended, if necessary, to include the final resolution of such dispute.

(d)               Straddle Period Allocation. In the case of any Taxes based on or measured by income, gross or net sales payments or receipts, or payroll that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the Pre-Closing Straddle Period will be determined on the basis of a deemed closing of the books and records of the Company Group as of the close of business on the Closing Date. In the case of any other Taxes that are payable with respect to a Straddle Period, the portion of such Taxes attributable to the portion of such Straddle Period ending on the Closing Date will be equal to the product of all such Taxes multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the entire Straddle Period.

(e)                Cooperation. Parent, the Surviving Corporation, Representative and their respective Agents will provide each other with such cooperation and information (including copies of Tax Returns, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities) as any of them reasonably may request in connection with any Tax matters relating to the Company Group. Any information obtained under this Section 5.8(e) shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Parent, the Company and Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company Group (including with respect to the transaction contemplated thereby).

(f)                Tax Claims. Parent will promptly notify Representative in writing of the commencement of any audit or examination of any Tax Return for any Pre-Closing Tax Period or Pre-Closing Straddle Period and any other proposed change or adjustment, claim, dispute, arbitration or litigation in respect of Taxes for a Pre-Closing Tax Period or Pre-Closing Straddle Period (each, a "Tax Claim"). Such notice shall describe the asserted Tax Claim in reasonable detail and include copies of any documents received from any taxing authority in respect of any such asserted Tax Claim. Parent shall have the right to control any such Tax Claims, with Representative having the right to observe such proceedings and be kept informed of all correspondence between the parties. Parent shall not settle or otherwise compromise any such Tax Claim without the prior written consent of Representative (which consent shall not be unreasonably withheld, conditioned or delayed), provided, in each case, however, that following (A) the expiration of the applicable survival period pursuant to Section 6.1 of this Agreement or (B) if earlier, the time at which Parent or its Affiliates could no longer make a claim against the Indemnity Escrow Amount, Parent may settle any Tax Claim without the consent of the Representative if such action does not adversely affect the Equityholders. In the event that Parent does not exercise its right to control any such Tax Claim, Representative shall control such Tax Claim; provided, however, that Representative shall inform Parent of the status and progress of such Tax Claim and Parent will have the opportunity to participate in such Tax Claim at its expense. Parent shall not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining Representative's written consent, which shall not be unreasonably withheld, conditioned or delayed, provided, in each case, however, that following (A) the expiration of the applicable survival period pursuant to Section 6.1 or (B) if earlier, the time at which Parent or its Affiliates could no longer make a claim against the Indemnity Escrow Amount, Parent may settle such Tax Claim without the consent of the Representative if such action does not adversely affect the Equityholders. Representative shall not settle any Tax Claim (either at the audit or examination stage or thereafter) controlled by Representative without first obtaining Parent's written consent, which shall not be unreasonably withheld, conditioned or delayed.

(g)                Payments. The parties hereto agree to treat payments made pursuant to this Section 5.8 and payments made pursuant to Section 2.5 as adjustments to the Final Purchase Price for all Tax purposes. The payments to Equityholders under this Agreement with respect to their Options are intended to satisfy the requirements of Section 409A of the Code in accordance with the rules for certain transaction-based compensation in Treasury Regulation Section 1.409A-3(i)(5)(iv)(A), and the provisions of this Agreement related to the payments to Equityholders under this Agreement with respect to their Options shall be interpreted and administered in accordance with such intention.

(h)               Tax Sharing Agreements. The Company Group shall terminate at Closing any tax sharing agreements to which the Company Group is a party.

Section 5.9             Employee Compensation. During the period beginning on the Closing Date and ending on December 31, 2017, Parent shall cause employees of the Operating Company who are employed at the Closing (the "Company Employees") to be provided with base compensation that is no less favorable in the aggregate than the base compensation provided to such employees immediately prior to the Closing (excluding opportunities for bonus and commission and equity-based compensation). Parent further agrees that, from and after the Closing Date, Parent shall cause the Company Employees to be granted credit for all service with the Operating Company (including any predecessors of the Operating Company) earned prior to the Closing Date for all purposes (except benefit accrual for a defined benefit pension plan) under any compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Parent, the Surviving Corporation, its subsidiaries or any of their Affiliates on or after the Closing Date; provided, however, such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing in this Section 5.9, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person (other than the Parties to this Agreement) any rights or remedies of any nature whatsoever under or by reason of this Section 5.9. For the avoidance of doubt, and without limiting any remedies of Parent for breach of any representations and warranties in this Agreement, other than in respect of the matter set forth in Schedule 6.2(a), the Company Group shall be solely responsible for any liability or legally binding obligation that arises as a result of the termination by Parent or the Company Group, or the resignation, in each case, of any Company Employees following the Closing. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) subject to complying with this Section 5.9, shall alter or limit the ability of the Surviving Corporation, Parent or any of their respective Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by any of them; (iii) shall prevent the Surviving Corporation, Parent, or any of their respective Affiliates from terminating the employment of any Company Employee following the Effective Time; or (iv) shall require Parent or the Company Group or their Affiliates to accept any rollovers of distributions from the Eliza Corporation 401(k) Profit Sharing Plan and Trust.

Section 5.10         Termination of Eliza Corporation 401(k) Profit Sharing Plan and Trust. The Operating Company shall cause to be terminated, effective as of the date immediately before the Closing Date, the Eliza Corporation 401(k) Profit Sharing Plan and Trust by having the Board of Directors of the Operating Company adopt the resolutions attached hereto as Exhibit 6.

Section 5.11         Board Resolutions and Stockholder Consents. Within 48 hours of the execution of this Agreement, each of the Parties shall deliver to the other Parties the board resolutions and stockholder consents, including the Stockholder Approval, evidencing the authorization, approval and adoption of this Agreement, the SPV Merger Agreement, the Merger and the SPV Merger and the transactions contemplated hereby and thereby, together with written certification of an officer of the applicable Party.

Section 5.12         Investigation; No Other Representations; Non-Reliance. Parent and the other Parent Persons have substantial familiarity with the business of the Company Group and understand the risks inherent therewith. Furthermore, Parent and the other Parent Persons have conducted an independent investigation, verification, review and analysis of the business, operations, properties, technology, assets, liabilities, results of operations, financial condition, and prospects of the Company Group and Parent Persons have had access to the personnel, properties, premises and records of the Company Group for such purpose. In entering into this Agreement, Parent and the other Parent Persons have relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company Group or any Stockholder or any of their respective Agents or any other Person, except for the specific representations and warranties expressly made by the Company in Article III, in each case, as qualified by the Schedules ("Express Representations"). Parent (for itself and on behalf of the other Parent Persons and each of the successors and assigns of the foregoing): (a) specifically acknowledges and agrees that, except for the Express Representations, none of the Company, either Company Subsidiary, any Stockholder or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, the Company Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Company and the Company Subsidiaries furnished or made available to any Parent Person in any data room, management presentation or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (b) except for the Express Representations, specifically and irrevocably disclaims that Parent is relying upon or has relied upon any such other representations or warranties that may have been made by any Person and acknowledges that the Company, the Company Subsidiaries, the Stockholders and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically and irrevocably disclaims any obligation or duty by the Company, the Company Subsidiaries, the Stockholders and their respective Affiliates or any other Person to make any disclosures of fact not required to be disclosed by the Express Representations; and (d) specifically acknowledges and agrees that Parent is entering into this Agreement and acquiring the Company and the Company Subsidiaries subject only to the Express Representations, all of which representations shall expire and terminate as set forth in Article VI. Without limiting the generality of any of the foregoing, Parent (for itself and on behalf of the other Parent Persons and each of the successors and assigns of the foregoing) hereby agrees that: (i) except for the Express Representations, none of the Company, the Company Subsidiaries, the Stockholders or any of their Affiliates or Agents makes any representation or warranty regarding any third party beneficiary rights or other rights which Parent or any other Parent Person might claim under any studies, reports, tests or analyses prepared by any third parties for the Company, the Company Subsidiaries or any of their Affiliates, even if the same were made available for review by the Parent Persons; and (ii) none of the documents, information or other materials provided to Parent at any time or in any format by the Company, the Company Subsidiaries, the Stockholders or any of their Affiliates or Agents constitutes legal advice and Parent (for itself and on behalf of the other Parent Persons and each of the successors and assigns of the foregoing) waives all rights to assert that it received any legal advice therefrom or that it had any sort of attorney-client relationship with any of such Persons.

Section 5.13         Notification. From the date hereof until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article VII, (a) the Company shall disclose to Parent in writing any matter arising or discovered after the date hereof which would cause any of the conditions set forth in Section 2.7(a) or Section 2.7(b) not to be satisfied on the day the Closing is required to occur pursuant to Section 2.3, and (b) Parent shall disclose to the Company in writing any matter arising or discovered after the date hereof which would cause any of the conditions set forth in Section 2.7(a) or Section 2.7(c) not to be satisfied on the day the Closing is required to occur pursuant to Section 2.3. No such disclosure shall eliminate the Company's or Parent's remedies hereunder or right, if any, to terminate this Agreement; provided, however, that the failure to notify Parent or the Company of a breach of any representation or warranty or covenant pursuant to this Section 5.13 shall not be deemed to constitute a failure of the condition set forth in Section 2.7(b)(i) or (c)(i), as the case may be, to be satisfied.

Section 5.14         280G. Prior to the Closing Date, the Company shall use its commercially reasonable efforts to submit to the Stockholders, for approval by the Stockholders holding the number of Shares required by the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G of the Code and the Treasury Regulations thereunder (collectively, "Section 280G") inapplicable to any and all payments or benefits provided pursuant to Employee Benefit Plans or other Contracts to which the Company or either Company Subsidiary is a party or is otherwise bound that are reasonably likely to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G or that would be subject to an excise Tax under Section 4999 of the Code; provided that in no event shall this Section 5.14 be construed to require the Company or either Company Subsidiary to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or such Company Subsidiary, and in no event shall the Company or either Company Subsidiary be deemed in breach of this Section 5.14 if any such Person refuses to waive any such rights or such stockholder approval is not obtained. Any such stockholder approval shall be sought by the Company in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of the Treasury Regulations. The form and substance of all stockholder approval documents contemplated by this Section 5.14, including the waivers, shall be subject to the prior review and reasonable approval of Parent which will not be unreasonably delayed or withheld.

Section 5.15         Representations and Warranties Insurance. Parent shall use commercially reasonable efforts to obtain the R&W Policy at the Closing consistent with the terms set forth in the conditional binder attached hereto as Exhibit 2. The Company Group shall, and shall direct its Agents to, cooperate and promptly provide the insurer under the R&W Policy and its attorneys with access to all information reasonably requested during normal business hours to complete the due diligence process with respect to the R&W Policy (in a manner so as not to interfere with the normal business operations of the Company).

Section 5.16         Capitalization. Prior to the Closing, the Company shall deliver to Parent an updated Schedule 3.3(a)-1 to reflect the capitalization of the Company as of the Closing and after giving effect to the SPV Merger, which shall be the basis for the Equityholder Payment Schedule.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

Section 6.1             Survival. The representations and warranties of the Parties in this Agreement shall survive until, and shall expire upon, the first anniversary of the Closing Date ("Expiration Date"); provided that, the Expiration Date for the Tax Representations and the Fundamental Representations shall be the date that is eighteen months after the Closing Date. All covenants of the Parties and Representative requiring performance after the Closing contained herein shall survive the Effective Time until such covenants are performed or performance thereof has been duly waived. Following the Effective Time, no Party shall be entitled to any recovery under this Article VI in respect of any inaccuracy or breach of any representation or warranty or to make any claim in respect thereof (whether in contract, in tort or at law or in equity) unless such claim is asserted with reasonable specificity (to the extent known at such time) in writing from the non-breaching Party to the breaching Party on or prior to the applicable Expiration Date (whether or not a claim has been filed in court at the expiration of the specified period of survival), in which case the representation or warranty pursuant to which an inaccuracy or breach has been claimed shall survive (but solely for purposes of such claim) until the final resolution thereof.

Section 6.2             General Indemnity.

(a)                Subject to the limitations, conditions and other provisions set forth in this Article VI, after the Effective Time, if Parent or the Company Group or their respective stockholders, members, partners, officers, managers, directors or employees after the Effective Time (each a “Parent Indemnitee”) suffers any Losses, whether or not involving a third party claim, arising out of any inaccuracy in or breach of any representation or warranty of the Company contained in Article III (as qualified by the Schedules and without giving effect to any limitation or qualification on any representation or warranty indicated by the words Material Adverse Effect, materially or material (which shall be disregarded both for purposes of determining the amount of any Losses under this Article VI and the existence of any inaccuracy in or breach of any representation or warranty); provided that such materiality read-out shall not apply to the representations and warranties contained in Section 3.5 (Financial Statements), the first sentence of Section 3.7 (Absence of Certain Changes), the first sentence of Section 3.11(a) (Employee Benefit Plans), Section 3.17 (Customers and Suppliers) or the defined term "Material Contracts"), then subject to the Minimum Claim Amount and Deductible (except for Fundamental Representations and Tax Representations, which are not subject to the Minimum Claim Amount and Deductible) and Section 6.2(d), Parent Indemnitees shall be entitled to recover such Losses from the Indemnity Escrow Amount until the Indemnity Escrow Amount has been exhausted.

(b)               From and after the Effective Time, Parent shall indemnify the Equityholders for any Losses arising out of any breach of any representation or warranty of Parent contained in Article IV or any non-fulfillment or breach of any covenant in this Agreement requiring performance after the Effective Time by Parent or the Company.

(c)                Notwithstanding anything to the contrary in this Agreement, except with respect to Losses in respect of any third party claim relating to any inaccuracy in or breach of the Fundamental Representations or to Losses relating to any inaccuracy in or breach of the Tax Representations (subject to Section 5.8(b)), Parent Indemnitees shall not be entitled to recover on any claim for indemnifiable Losses pursuant to Section 6.2(a) unless the Losses relating to such claim (or series of claims arising from the same or substantially similar facts or circumstances) exceed $50,000 ("Minimum Claim Amount"); and if a claim for indemnifiable Losses pursuant to Section 6.2(a) exceeds the Minimum Claim Amount, Parent Indemnitees shall not be entitled to recover such Losses unless and until Parent Indemnitees have suffered indemnifiable Losses pursuant to Section 6.2(a) in aggregate in excess of $850,000 ("Deductible"), in which case Parent Indemnitees shall be entitled to recover from the Indemnity Escrow Amount all Losses relating to such claim in excess of the Deductible up to but in no event in excess of the Cap, in the aggregate.

(d)               Notwithstanding anything to the contrary in this Agreement, in the event Parent Indemnitees incur Losses resulting from any inaccuracy in or breach of any Fundamental Representation or any Tax Representation, Parent Indemnitees shall be entitled to recover such Losses from the Indemnity Escrow Amount until the Indemnity Escrow Amount has been exhausted; provided, that in the event such Losses in respect of any inaccuracy in or breach of Fundamental Representations exceeds the coverage under the R&W Policy (i.e., after exhausting the Indemnity Escrow Amount and the coverage then available under the R&W Policy), then Parent Indemnitees shall be entitled to recover such excess Losses directly from the Equityholders on a several (and not joint and several) basis; provided further, that in no event shall any Equityholder's liability in respect of such Losses exceed 95% of the net proceeds received by such Equityholder.

(e)                Notwithstanding anything to the contrary in this Agreement and solely if the matter set forth on Schedule 6.2(a) has not been resolved or settled prior to Closing by the Company, the Special Indemnity Escrow shall be set aside to provide funds for the defense, settlement and payment of amounts with respect to the matter set forth on Schedule 6.2(a). Parent shall, in good faith and in reasonable consultation with John Shagoury, control the defense and settlement of such matter on behalf of Parent, the Company Group and their respective Affiliates. For the avoidance of doubt, Parent shall not be required to obtain the approval of John Shagoury with respect to Parent's handling of the defense or settlement of such matter. Upon any such settlement or final resolution of such matter, Representative and Parent shall direct the Escrow Agent to pay from the Special Indemnity Escrow Amount the amounts payable for the defense, settlement or payment of awards relating to such matter and any remaining amount shall be paid to the Paying Agent for further payment to the Equityholders pursuant to Section 2.5.

(f)                Losses in respect of which Parent would otherwise be entitled to indemnification shall be offset by: (i) any amounts or benefits actually received by Parent (whether in the form of cash, credit or some other beneficial arrangement) from any third party in respect of such Loss less the reasonable costs incurred in obtaining such amounts or benefits; (ii) the aggregate amount of any insurance proceeds actually received by Parent (whether in the form of cash or credit) in respect of such Loss less the reasonable costs incurred in obtaining such proceeds, provided that insurance proceeds actually received by Parent under the R&W Policy shall not offset the portion of Losses which are not covered by the R&W Policy because they are less than the retention amount of the R&W Policy; and (iii) the aggregate amount of any Tax benefit actually realized by Parent or the Company Group through a reduction in Taxes paid in respect of such Loss in the year of Loss or the two subsequent years (in which case the amount of such offset under this clause (iii) shall be repaid to Representative on behalf of Equityholders to the extent indemnification has already been paid to Parent on behalf of the Equityholders under Article VI). In furtherance of the foregoing, in respect of any Losses covered by insurance or for which an indemnity, contribution or other similar right against a third party is available, Parent and the Company Group shall use commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right (and, in the case of the R&W Policy, consistent with this Article VI).

(g)                Parent shall not be entitled to recover under Section 6.2(a) for any Losses: (i) consisting of or relating to Taxes with respect to any Post-Closing Tax Period, as a result of any breach of the representations and warranties set forth in Section 3.13 (other than the representations and warranties set forth in Section 3.13(h)), including, consisting of or relating to Taxes incurred as a result of actions outside the Ordinary Course of Business taken after the Closing; or (ii) consisting of or relating to Taxes that are due to the unavailability in any Post-Closing Tax Period of any net operating losses, credits or other Tax attributes from a taxable period (or portion thereof) ending on or prior to the Closing Date).

(h)               In no event shall any Party (or any successor or assign thereof) be entitled to any punitive or exemplary damages (except to the extent paid to a third party).

(i)                 For purposes of clarity, and notwithstanding anything in this Agreement to the contrary, neither Parent nor the Company Group shall be deemed to have suffered any Loss arising from any liability to the extent such liability was included in the determination of Final Working Capital, Final Indebtedness or Final Transaction Expenses, as it is the intent of the Parties that the procedures set forth in Section 2.5 shall provide the sole and exclusive remedy for claims relating thereto.

(j)                 Parent shall provide Representative with written and reasonably detailed notice of any event, state of facts, circumstances or developments of which Parent has knowledge that is reasonably likely to result in any claim for indemnification under Section 6.2(a) promptly after Parent has knowledge of such potential claim. Representative shall provide Parent with written and reasonably detailed notice of any event, state of facts, circumstances or developments of which Representative has knowledge that are reasonably likely to result in any claim for indemnification under Section 6.2(b) promptly after Representative has knowledge of such potential claim. To the extent consistent with the common law doctrine of mitigation, Parent and the Company Group shall take, and shall cause their respective Affiliates to take, all commercially reasonable steps to mitigate any Loss upon becoming aware of any event, state of facts, circumstances or developments giving rise thereto and, to the extent curable without materially adversely affecting any relationship of Parent or the Company Group with any senior employee, material customer, supplier or other Person having a material business relationship with any of them as determined in good faith by Parent and Representative, Parent shall provide Representative and its Agents a reasonable opportunity to cure any breach. Parent shall control the defense of any third party claim unless such third party claim is in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.13 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Section 5.8) in which case control thereof shall be governed exclusively by Section 5.8 hereof. In no event shall Parent or the Company Group enter into (or permit any Person to enter into) any settlement in respect of any third party claim that could result in any claim against the Indemnity Escrow Amount or against the Equityholders under Section 6.2(d) without the prior written consent of Representative (such consent shall not be unreasonably withheld, conditioned or delayed).

(k)               Any amount finally determined to be due and owing under Section 6.2(a) shall be satisfied, subject to the Minimum Claim Amount and Deductible (other than in respect of breaches of the Fundamental Representations or Tax Representations, which shall not be subject to the Minimum Claim Amount or Deductible), solely from (A) first, the then-remaining balance of the Indemnity Escrow Amount, (B) second, the R&W Policy to the extent covered thereby, subject, in each case, to the other limitations set forth in this Article VI and (C) third, solely with respect to Fundamental Representations, as provided in Section 6.2(d).

(l)                 Any amount finally determined to be due and owing under Section 6.2(b) shall be satisfied directly by Parent or the Company Group.

(m)             From and after the Closing, the sole and exclusive remedies for any and all claims arising under, out of, related to or in connection with this Agreement and the transactions contemplated hereby shall be the remedies provided in Section 2.5, Section 5.8, this Section 6.2, the last sentence of Section 8.4, Section 8.6, Section 8.10(d) and good faith claims for Fraud, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort or otherwise against any Contracting Party or any other Person, it being agreed that all such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by law; provided that, for the avoidance of doubt, this Section 6.2(m) shall not affect the rights of any party under any Letter of Transmittal, OCA, restrictive covenant agreement, employment agreement, the Escrow Agreement or the Advisory Services Agreement Termination Agreement entered into in connection with this Agreement, which shall be governed by the terms thereof and available remedies therein. For the avoidance of doubt, no Party shall be entitled to a rescission of this Agreement (or any agreements contemplated hereby). The provisions of this Section 6.2(m) and the limited remedies provided in Section 2.5, Section 5.8, this Section 6.2, the last sentence of Section 8.4, Section 8.6 and Section 8.10(d) were specifically bargained for by the Parties and were taken into account by them in arriving at the Enterprise Value and the terms and conditions of this Agreement. For purposes of clarity, with respect to any claim for Fraud (i) except in respect of the Sections 6.2(f) through (j), the provisions of this Article VI shall not be applicable and (ii) consistent with Section 6.2(f), Parent shall use commercially reasonable efforts to seek recovery for any Losses against the R&W Policy or any other insurance of the Parent or the Company Group to the fullest extent covered thereby.

(n)               On the first anniversary of the Closing Date, Parent and Representative shall jointly instruct the Escrow Agent to disburse to the Paying Agent (for further payment to the Equityholders pursuant to Section 2.5(f)) an aggregate amount equal to: (i) $850,000; minus (ii) the sum of (A) the aggregate amount of all indemnifiable Losses paid from the Indemnity Escrow Amount prior to such first anniversary (if any) plus, (B) if applicable, the estimated amount of any then-unresolved good faith claims, in each case, made solely in respect of any breach of any Fundamental Representations or any Tax Representation under Section 6.2(d) prior to such date. On the date that is eighteen months after the Closing Date, Parent and Representative shall jointly instruct the Escrow Agent to disburse to the Paying Agent (for further payment to the Equityholders pursuant to Section 2.5(f)) an aggregate amount equal to the: (1) the then-remaining balance of the Indemnity Escrow Amount; minus (2) the aggregate amount of all Losses specified or reasonably estimated in good faith in any then-unresolved good faith claims made in accordance with this Agreement prior to such date. Any such amount paid to the Equityholders shall be paid without interest and as if such amounts had been included in the Closing Merger Consideration; provided that any amounts payable to the Option Holders shall be paid to the Operating Company and the Operating Company shall pay such amounts to the Option Holders net of any applicable withholding amount pursuant to Section 2.4, in each case as determined by the Operating Company and Representative. In respect of any amounts that are not released from the Indemnity Escrow Amount because claims are pending or otherwise unresolved, any such amounts not paid with respect to any indemnification claim shall be released promptly upon the settlement or resolution thereof and paid to the Paying Agent for further payment to the Equityholders pursuant to Section 2.5(f); provided that any amounts payable to the Option Holders shall be paid net of the applicable withholding amount pursuant to Section 2.4.

ARTICLE VII
TERMINATION

Section 7.1             Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)                by mutual written consent of the Company and Parent;

(b)               by either Parent or the Company if:

(i)                 any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable Order is in effect preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose breach of any of its representations, warranties, or covenants contained in this Agreement results in or causes such Order or other action; or

(ii)               the Closing shall not have occurred on or prior to the date that is 45 calendar days following the date of this Agreement ("End Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that is then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(c)                by the Company, if Parent breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company's obligations to consummate the transactions contemplated hereby set forth in Section 2.7(a) or Section 2.7(c) not capable of being satisfied and (ii) after the giving of written notice to Parent by the Company of such breach or failure to perform, cannot be cured or has not been cured by the earlier of the End Date and 10 business days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company, if the Company is then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(d)               by Parent, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent's obligations to consummate the transactions contemplated hereby set forth in Section 2.7(a) or Section 2.7(b) not capable of being satisfied and (ii) after the giving of written notice to the Company by Parent of such breach or failure to perform, cannot be cured or has not been cured by the earlier of the End Date and 10 business days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent is then in material breach of any of its representations, warranties or covenants contained in this Agreement;

(e)                by the Company, if (i) all of the conditions to Closing set forth in Section 2.7(a) and Section 2.7(c) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) the Company has notified Parent that the Company is ready, willing and able to consummate the transactions contemplated hereby and (iii) Parent fails to complete the Closing within two business days after the delivery of such notification; or

(f)                by Parent if the Stockholder Approval is not delivered to Parent within 48 hours following the execution of this Agreement.

Section 7.2             Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any Party, except that Section 5.2 (Confidentiality), Section 5.5 (Press Release), Section 5.6 (Expenses), Article VIII (Miscellaneous) and this Section 7.2 shall survive any termination of this Agreement; provided, however no such termination shall relieve any Party from any liability arising out of or incurred as a result of its breach in any material respect of the terms of this Agreement prior to such termination.

ARTICLE VIII
MISCELLANEOUS

Section 8.1             Entire Agreement; Amendment; Severability; Counterparts.

(a)                This Agreement, together with the Exhibits, Annexes and Schedules hereto, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement.

(b)               This Agreement may not be amended or modified except by a written instrument executed by all Parties.

(c)                If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

(d)               This Agreement may be executed in several counterparts and delivered via fax or email.

Section 8.2             Waiver. Subject to the express limitations herein, at any time prior to the Closing, (a) the Company may extend the time for the performance of any of the obligations or other acts of Parent, or waive compliance by Parent with any covenant or condition thereof or a breach by Parent of any representation or warranty contained herein and (b) Parent may extend the time for the performance of any of the obligations or other acts of the Company, or waive compliance by the Company with any covenant or condition thereof or a breach by the Company of any representation or warranty contained herein. Any agreement on the part of any Party or Representative to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party or Representative. No failure or delay on the part of any Party or Representative in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or covenant contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

Section 8.3             Non-Recourse; Releases.

(a)                All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Section 2.5, Section 5.8, Article VI, this Section 8.3, Section 8.10(d), and, solely to the extent applicable to Representative, the last sentence of Section 8.4 and Section 8.6, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement ("Contracting Parties"). Except as provided in the provisos set forth in Section 6.2(d), and post-Closing covenants of Representative expressly set forth in this Agreement, no Person who is not a Contracting Party, including any past, present or future member, partner, equityholder, Affiliate, Agent or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future member, partner, equityholder, Affiliate, Agent or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, "Nonparty Affiliates"), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, obligations, liabilities or causes of action based upon, in respect of, arising under, out or by reason of, in connection with, or relating in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such claims, obligations, liabilities and causes of action against any such Nonparty Affiliates.

(b)               Effective as of the Effective Time, each of Parent, the Company and the Surviving Corporation on its own behalf and on behalf of each of the Company Subsidiaries and their Affiliates and the successors and assigns of each of the foregoing (collectively, the “Company Releasors”) hereby irrevocably and unconditionally waives, releases and forever discharges, to the fullest extent permitted under applicable Law, each Stockholder and former and current director and officer of the Company Group and each other Person owing fiduciary duties to the Company Group at any time prior to and through the Closing (collectively, the "Company Releasees") of and from any and all liabilities and obligations to, or Actions, claims, causes of action and demands by, such Company Releasor of any kind or nature whatsoever, whether in law or in equity, whether known or unknown to such Company Releasor, whether absolute or contingent, liquidated or unliquidated, in respect of any cause, matter or thing relating to the Company Group or its Business and occurring, existing or arising up until and through the Closing, including arising out of such Company Releasee's ownership of capital stock of the Company or service as a director, officer or fiduciary of the Company Group; provided that the Company Releasors do not release (i) any Equityholder in respect of the provisos set forth in Section 6.2(d) or such Equityholder's Letter of Transmittal or OCA, as applicable, (ii) any employee or former employee of the Company Group in respect of any (x) restrictive covenant agreement, invention or intellectual property assignment or license agreement, confidentiality agreement or employment agreement to which such employee or former employee is bound or (y) outstanding loan or advanced amount payable by such employee or former employee to the Company Group, (iii) Representative, in respect of the post-Closing covenants of Representative expressly set forth in this Agreement or (iv) PCP L.P., in respect of the Advisory Services Agreement Termination Agreement (it being understood that each of the foregoing agreements shall be governed by their terms).

(c)                As part of the consideration for and as a condition to Parent's entry into this Agreement, effective as of the Effective Time, each Stockholder, on its, his or her own behalf and, to the extent applicable, on behalf of its, his or her heirs, administrators, executors, successors and assigns (collectively, the “Stockholder Releasors”) hereby irrevocably and unconditionally waives, releases and forever discharges, to the fullest extent permitted under applicable Law, the Company Group and its Affiliates, successors and assigns and each of their respective current and former directors, officers, employees, partners, members, shareholders, successors and assigns (collectively, the "Stockholder Releasees") of and from any and all liabilities and obligations to, or Actions, claims, causes of action and demands by, such Stockholder Releasor of any kind or nature whatsoever, whether in law or in equity, whether known or unknown to such Stockholder Releasor, whether absolute or contingent, liquidated or unliquidated, in respect of any cause, matter or thing relating to the Company Group or its business and occurring, existing or arising up until and through the Closing, provided that this waiver, release and discharge is given solely with respect to such Stockholder's ownership of equity interests in the Company and the Company Subsidiaries, and provided, further that the Stockholder Releasors do not release any rights such Stockholder has under this Agreement or under any Letter of Transmittal, Escrow Agreement, OCA, restrictive covenant agreement or employment agreement or other agreement entered into in connection with this Agreement.

Section 8.4             Binding Effect; Benefit; Assignment; Prevailing Party. This Agreement shall inure to the benefit of and be binding upon the Parties and, except as expressly set forth herein, including in respect of Section 5.4, Article VI, Section 8.3, Section 8.6 and Section 8.10, nothing in this Agreement, express or implied, is intended to or shall confer any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties (and in the case of the Company, without the prior written consent of Representative); provided, however, that Representative may assign its rights and obligations under this Agreement to any of its Affiliates (provided, however, that any such assignment shall not relieve Representative of any liability or obligation in connection with this Agreement) without prior written consent and Parent may assign its rights under this Agreement to any of its Affiliates (provided, however, that any such assignment shall not relieve Parent of any liability or obligation in connection with this Agreement). Any attempted assignment in violation of this Section 8.4 will be void. The party prevailing in any Action under this Agreement against the other party shall be entitled to recover from the non-prevailing party, in addition to any damages the prevailing party may have been awarded, all reasonable and documented out-of-pocket attorneys' fees and expenses that the prevailing party may have incurred in connection with such Action (it being understood that the intent of this provision is to discourage claims not made in good faith or otherwise made for an improper purpose by awarding the party prevailing in such litigation attorneys' fees incurred thereby).

Section 8.5             Applicable Law; Waiver of Jury Trial. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of laws rules thereof, except that the DGCL shall apply to the extent required in connection with the Merger. The state and federal courts located within the state of Delaware shall have exclusive jurisdiction over any and all disputes between the parties, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the Parties and Representative consent to and agree to subject to the exclusive jurisdiction of such courts. The Parties and Representative hereby waive to the fullest extent permitted by applicable Law, and shall not assert in any such dispute, any claim that (a) such Party or Representative is not personally subject to the jurisdiction of such courts, (b) such Party or Representative and such Party's or Representative's property is immune from any legal process issued by such courts or (c) any Action commenced in such courts is brought in an inconvenient forum. The mailing of process of other papers in connection with any such Action in the manner provided in Section 8.12 (or in such other manner as may be permitted by law) shall be valid and sufficient service thereof and the Parties and Representative hereby waive any objections to service accomplished in the manner provided herein. The Parties and Representative hereby irrevocably waive all right to a trial by jury in any Action or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 8.6             Specific Enforcement. The Parties and Representative hereby stipulate that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties, Representative and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or Orders for specific performance to prevent breaches of this Agreement (including any Order sought by any Party or Representative to cause the other Parties or Representative to perform their obligations and covenants contained in this Agreement) and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party and Representative further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.6 and each Party and Representative hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The only objection that a Party or Representative may raise in response to any Action for equitable relief is that such Party or Representative contests the existence of a breach or threatened breach of this Agreement. For purposes of clarity, Equityholders are third party beneficiaries to this Agreement by virtue of the Merger Consideration that they are entitled to receive and for the purposes of seeking specific performance and other remedies to which they are entitled at law or in equity, it being understood that this Agreement may be enforced for the benefit of Equityholders by the Company and Representative.

Section 8.7             Rules of Construction. The parties have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Exhibits, Annexes and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes. Any reference in this Agreement to an "Article," "Exhibit," "Annex," "Section" or "Schedule" refers to the corresponding Article, Exhibit, Section or Schedule of or to this Agreement, unless expressly provided otherwise. The table of contents and the headings of Articles, Annexes, Exhibits and Sections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language herein. The words "this Agreement," "herein," "hereby," "hereunder" and "hereof," and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The word "including" (in its various forms) means "including without limitation." Where this Agreement states that a Party or Representative "shall," "will" or "must" perform in some manner or otherwise act or omit to act, it means the Party or Representative is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time and any reference to any law includes the rules and regulations promulgated thereunder. Any reference to an agreement or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date; provided that each such amendment, supplement or modification is disclosed to the other Parties to this Agreement. All references to "$" and dollars shall be deemed to refer to U.S. currency unless otherwise specifically provided.

Section 8.8             Schedules. Matters reflected in the schedules attached hereto ("Schedules") are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the Ordinary Course of Business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Schedule admitting or indicating a possible breach or violation of any Contract, law or Order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable law, the information on the Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. Moreover, without limiting the rights of the other Parties to this Agreement with respect to such information, in disclosing the information in the Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.9             Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a business day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a business day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a business day.

Section 8.10         Representative.

(a)                At the Effective Time, and without further act of any Equityholder, Representative shall be appointed as the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to (i) negotiate, execute and deliver such waivers, consents and amendments under this Agreement and the consummation of the transactions contemplated hereby as Representative, in its sole discretion, may deem necessary or desirable, (ii) enforce and protect the rights and interests of the Equityholders, (iii) take any and all actions, or waive or refrain from enforcing any and all rights, which Representative believes are necessary, reasonable or appropriate under this Agreement for and on behalf of the Equityholders including, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective Agents regarding such claims and any other actions that Representative may consider necessary or proper or convenient in connection with, or to carry out the transactions contemplated by, this Agreement, (iv) engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Equityholders in connection with any matter arising under this Agreement and (v) collect, hold and disburse the Indemnity Escrow Amount, Adjustment Escrow Amount, the Expense Holdback Amount and, solely to the extent the matter set forth on Schedule 6.2(a) is not resolved and all claims related thereto satisfied or released prior to the Closing, the Special Indemnity Escrow Amount in accordance with the terms of this Agreement. The grant of authority provided for herein (A) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (B) shall survive the consummation of the Merger, and any action taken by Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder.

(b)               Representative shall be entitled to receive reimbursement from, and be indemnified by, the Equityholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon Representative hereunder, (i) Representative shall incur no responsibility whatsoever to any Equityholders by reason of any act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct in bad faith and (ii) Representative shall be entitled to rely on the advice of counsel, accountants or other independent experts experienced in the matter at issue, and any act or omission of Representative pursuant to such advice shall in no event subject Representative to liability to any Equityholder. Each Equityholder shall indemnify, severally and not jointly, based on such Equityholder's portion of the Merger Consideration, Representative against all Losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys', accountants' and other experts' fees and the amount of any judgment against them, of any nature whatsoever, arising out of or relating to any acts or omissions of Representative hereunder. The foregoing indemnification shall not apply in the event of any lawsuit which finally adjudicates the liability of Representative hereunder for its willful misconduct in bad faith. Representative shall have the right to recover, at its sole discretion, from the Expense Holdback Amount, prior to any distribution to the Equityholders, any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 8.10(b). All of the indemnities, immunities and powers granted to Representative under this Agreement shall survive the Effective Time or any termination of this Agreement.

(c)                Parent and the Surviving Corporation shall have the right to conclusively rely upon all actions taken or omitted to be taken by Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Equityholders. Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any Person (including any Equityholder) for any acts done by them in accordance with any written notice, consent or instruction of Representative.

(d)               Notwithstanding anything to the contrary herein, each of the Company, Merger Sub and Parent acknowledges and agrees that Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, Representative shall have no liability to, and shall not be liable for any Losses of, any of the Company, Parent or Merger Sub in connection with any obligations of Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, in each case, in its capacity as Representative, except to the extent such Losses shall be proven to be the direct result of the knowing and willful breach of this Agreement by Representative or willful misconduct in bad faith by Representative in connection with the performance of its obligations hereunder.

Section 8.11         Legal Representation.

(a)                Parent and the Company hereby expressly agree, on behalf of themselves and the Surviving Corporation, its Affiliates and subsidiaries and their respective current and future members, partners, equityholders, Agents and each of the successors and assigns of the foregoing (all such Persons, “Waiving Parties”), that Kirkland & Ellis LLP (or any successor thereto) may represent Representative, any Equityholder or any other Nonparty Affiliate in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, “Post-Closing Representation”) notwithstanding its representation of the Company Group prior to the Closing, and each of Parent and the Company on their own behalf and on behalf of the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Notwithstanding the foregoing or any other provision hereof, no conflict of interest or objection is waived arising from any representation other than solely representation of the Company Group prior to the Closing.

(b)               Parent and the Company, on behalf of themselves and the Waiving Parties, hereby acknowledge and agree that all Sale Materials are the exclusive property of Representative and, as such, Representative shall have exclusive control over access, disclosure and use thereof.  In furtherance of the foregoing, Parent and the Company (on behalf of themselves and the Waiving Parties) hereby stipulate that in no event shall any Sale Materials be admissible by any of them (or any other Person purporting to act on behalf thereof or any of the other Waiving Parties) in any action or proceeding.

(c)                Parent and the Company, on behalf of themselves and the Waiving Parties, hereby acknowledge and agree that all emails and other communications that are subject to the attorney-client privilege and/or the attorney work product doctrine among Kirkland & Ellis LLP, the Company Group, Representative, any Equityholder or any other Nonparty Affiliate made in connection with, and concerning the subject matter of, the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, the sale process, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to Representative, Equityholder and/or other Nonparty Affiliate, as applicable, and, subject to the exceptions set forth below, shall be exclusively controlled thereby and shall not pass to or be claimed by Parent, the Surviving Corporation or a Company Subsidiary thereof and from and after the Closing none of Parent, the Surviving Corporation, a Company Subsidiary thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties will seek to obtain the same by any process. From and after the Closing, Parent and the Company, on behalf of themselves and the Waiving Parties, hereby waive and will not assert any attorney client privilege with respect to any files, emails or other communications.

Section 8.12         Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service or sent by email as set forth below:

if, prior to the Closing, to the Company, at:

Eliza Holding Corp.

75 Sylvan Street
Danvers, Massachusetts 01923
Fax: 978-777-7963
Attn:	John Shagoury
Email:	jshagoury@elizacorp.com

with copies (which shall not constitute notice) to:

c/o Parthenon Capital Partners
One Federal Street, 21st Floor
Boston, Massachusetts 02110
Fax: 617-960-4010
Attn:	General Counsel
Email:	p.marnoto@parthenoncapital.com

and

Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attention:	Jeffrey Seifman, P.C.
Benjamin P. Clinger, P.C.
Joseph K. Halloum
Email:	jeffrey.seifman@kirkland.com
benjamin.clinger@kirkland.com
joseph.halloum@kirkland.com

if to Representative, to:

c/o Parthenon Capital Partners
One Federal Street, 21st Floor
Boston, Massachusetts 02110
Fax: 617-960-4010
Attn:	General Counsel
Email:	p.marnoto@parthenoncapital.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attention:	Jeffrey Seifman, P.C.
Benjamin P. Clinger, P.C.
Joseph K. Halloum
Email:	jeffrey.seifman@kirkland.com
benjamin.clinger@kirkland.com
joseph.halloum@kirkland.com

if to Parent or, after the Closing, the Surviving Corporation, at:

HMS Holdings Corp.

5615 High Point Drive
Irving, Texas 75038
Fax: 214-253-3281
Attention:	Chief Financial Officer
Email:	jeff.sherman@hms.com

with copies (which shall not constitute notice) to:

HMS Holdings Corp. 5615 High Point Drive Irving, Texas 75038 Fax: 214-313-1217
Attention:	General Counsel
Email:	meredith.bjorck@hms.com

and

Stinson Leonard Street LLP 1201 Walnut Street Suite 2900 Kansas City, Missouri 64106
Attention:	Jim Swenson
Scott Gootee
Email:	jim.swenson@stinson.com
scott.gootee@stinson.com

Any party may specify by written notice in accordance with this Section 8.12 to each of the other parties a different email or physical address at any time. Written notice shall be effective and deemed to have been given (a) when sent by email before 6:00 p.m. Eastern Time on any business day, on such business day, (b) when sent by email between 6:00 p.m. and midnight Eastern Time on any business day or at any time on a day that is not a business day, on the next business day and (c) when delivered by overnight courier service, on the business day such notice is delivered.

*       *       *       *       *

Each of Parent, Merger Sub, the Company and Representative has executed this Agreement and Plan of Merger as of the date first above written.

ELIZA HOLDING CORP.

By:	/s/ John Shagoury
Name:	John Shagoury
Title:	Chief Executive Officer

PARTHENON INVESTORS III, L.P., solely in its capacity as the Representative

By: PCap Partners III, LLC, its General Partner By: PCap III, LLC, its Managing Member By: PCP Managers, LLC, its Managing Member

By:	/s/ Dave Ament
Name:	Dave Ament
Title:	Managing Partner

HMS HOLDINGS CORP.

By:	/s/ Jeffrey S. Sherman
Name:	Jeffrey S. Sherman
Title:	Executive Vice President, Chief Executive Officer and Treasurer

ECHO ACQUISITION SUB, INC.

By:	/s/ Jeffrey S. Sherman
Name:	Jeffrey S. Sherman
Title:	Executive Vice President, Chief Executive Officer and Treasurer

[Signature Page to Agreement and Plan of Merger]

List of Schedules and Similar Attachments Omitted from Agreement and Plan of Merger

ANNEXES

Annex A	Stockholders and Option Holders
Annex B	Permitted Liens Schedule
Annex C	Working Capital Schedule

EXHIBITS

Exhibit 1	Form of Escrow Agreement
Exhibit 2	R&W Policy Conditional Binder
Exhibit 3	Form of Company Merger Certificate
Exhibit 4	Form of Letter of Transmittal
Exhibit 5	Form of Option Cancelation Acknowledgement
Exhibit 6	Board Resolutions Re: 401(k) Termination
Exhibit 7	Advisory Services Agreement Termination Agreement

SCHEDULES

Schedule 2.3	Closing Deliverables; Payments
Schedule 3.1	Due Organization, Power and Qualification
Schedule 3.2	Authorization; Charter Documents; Noncontravention
Schedule 3.3	Capitalization
Schedule 3.5	Financial Statements
Schedule 3.7	Absence of Certain Changes
Schedule 3.8	Compliance with Laws
Schedule 3.10	Litigation
Schedule 3.11	Employee Benefit Plans
Schedule 3.12	Labor Matters
Schedule 3.13	Tax Matters
Schedule 3.14	Intellectual Property Rights
Schedule 3.16	Related Party Transactions
Schedule 3.17	Customers and Suppliers
Schedule 3.18	Material Contracts
Schedule 3.19	Insurance
Schedule 3.21	Real Property
Schedule 3.22	Healthcare and Privacy Regulatory Compliance
Schedule 5.1	Interim Covenants
Schedule 6.2	General Indemnity

Upon request, the company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule or similar attachment to the Agreement and Plan of Merger; provided, however, that the company may request confidential treatment of omitted items prior to any public disclosure.